Exhibit 10.1

CREDIT AGREEMENT

dated as of July 29, 2020

among

AdaptHealth Intermediate Holdco LLC
as Intermediate Holdings,

AdaptHealth LLC
as Borrower,

CERTAIN Subsidiaries OF THE BORROWER
PARTY HERETO FROM TIME TO TIME,
as Guarantors,

THE LENDERS PARTY HERETO,

REGIONS BANK,
as Administrative Agent and Collateral Agent,

Citizens bank, n.a., FIFTH THIRD BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A., KEYBANK NATIONAL ASSOCIATION,

TRUIST BANK, DEUTSCHE BANK SECURITIES INC.

and

ROYAL BANK OF CANADA

as Co-Syndication Agents,

and

CIT BANK, N.A., HANCOCK WHITNEY BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

REGIONS CAPITAL MARKETS,
a division of Regions Bank,

Citizens bank, n.a., FIFTH THIRD BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A., KEYBANK NATIONAL ASSOCIATION,

SUNTRUST ROBINSON HUMPHREY, INC., DEUTSCHE BANK SECURITIES INC.

and

RBC CAPITAL MARKETS, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

ii

Section 7.18	Covenants Regarding Products and Compliance with Required Permits	117

iii

Section 11.4	Amendments and Waivers	144
Section 11.5	Successors and Assigns	146

iv

Appendices

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules

Schedule 6.13	Capitalization
Schedule 6.17	IP Rights
Schedule 6.20(a)	Locations of Real Property
Schedule 6.20(b)	Locations of Tangible Personal Property
Schedule 6.25(a)	Regulatory Matters
Schedule 6.25(b)	Specific Licensing
Schedule 6.25(c)	Physician Ownership
Schedule 6.25(f)	Healthcare Proceedings
Schedule 6.25(g)(ii)(F)	Regulatory Inquiries
Schedule 6.26(a)	Compliance of Products
Schedule 8.1	Indebtedness Existing on the Closing Date
Schedule 8.2	Liens Existing on the Closing Date
Schedule 8.3	Investments Existing on the Closing Date

Exhibits

Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5	Form of Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.2(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Guarantor Joinder Agreement
Exhibit 11.5(b)	Form of Assignment Agreement
Exhibit 11.5(g)	Form of Dutch Auction Procedure for Borrower Buy-Backs

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of July 29, 2020 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among ADAPTHEALTH INTERMEDIATE HOLDCO LLC, a Delaware limited liability company (“Intermediate Holdings”), AdaptHealth LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower has requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.                  DEFINITIONS AND INTERPRETATION

Section 1.1               Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement, subordination agreement, or other intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent; provided that, for the avoidance of doubt, no such agreement shall be required for Incremental Equivalent Debt in the form of senior unsecured notes.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or substantially all of the Property of another Person, (b) all or substantially all of a division or operating group of another Person, or (c) all of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“AdaptHealth Corp.” means AdaptHealth Corp., a Delaware corporation.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.19, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by each of the Agents, the Issuing Bank, and/or the Swing Line Lender (to the extent Section 2.19 would require the consent of the Issuing Bank and/or the Swing Line Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the applicable Loan Parties and the other parties specified in Section 2.19 (but not any other Lender). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 5.1, all to the extent reasonably requested by each Agent or the other parties to such Additional Credit Extension Amendment.

“Adjusted LIBOR Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.1(h), for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the LIBOR, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than zero.

“Adjusted LIBOR Rate Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means as defined in Section 3.1(b).

“Affected Loans” means as defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitments” means the aggregate Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Agreement” means as defined in the introductory paragraph hereto.

“AHYDO Catch-Up Payments” means any minimum prepayment or redemption necessary at the end of each accrual period (as determined for purposes of Section 163(i) of the Internal Revenue Code) ending after the fifth anniversary of March 20, 2019, pursuant to the terms of the Preferred Note that is intended or designed to cause the loan under the Preferred Note not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Internal Revenue Code.

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“ALTA” means American Land Title Association.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2(b) for the Fiscal Quarter ending September 30, 2020, the percentage per annum based upon Pricing Level V in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.2(b), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Total Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.50:1.0	2.50%	1.50%	0.25%
II	>1.50:1.0 but < 1.75:1.0	2.75%	1.75%	0.30%
III	>1.75:1.0 but < 2.00:1.0	3.00%	2.00%	0.35%
IV	>2.00:1.0 but < 2.50:1.0	3.25%	2.25%	0.40%
V	>2.50:1.0 but < 3.00:1.0	3.50%	2.50%	0.50%
VI	> 3.00:1.0	3.75%	2.75%	0.50%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level VI as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e). The Applicable Margin with respect to any additional Term Loan established pursuant to Section 2.1(d)(iii) shall be as provided in the joinder document(s) and/or commitment agreement(s) executed by the Borrower and the applicable Lenders in connection therewith.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans or Base Rate Loans determined by reference to the LIBOR Index Rate. Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The rate of interest on Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

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“Appropriate Lender” means, at any time, (a) with respect to the Revolving Commitments and the Term Loans, a Lender that has a Commitment with respect thereto or holds a Loan thereunder at such time, as applicable, (b) with respect to the Letter of Credit Sublimit, the Issuing Bank and (c) with respect to the Swing Line Sublimit, the Swing Line Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Regions Capital Markets, a division of Regions Bank, Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., Keybank National Association, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC in their capacities as joint lead arrangers and joint bookrunners.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, chief financial officer or treasurer of such Person and, solely for purposes of making the certifications required under Sections 5.1(b), any secretary or assistant secretary. Any document delivered hereunder that is executed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.5%) and (c) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate, respectively. Notwithstanding anything to the contrary herein, the Base Rate shall not be less than zero.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

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“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.1(h) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.1(h).

“Beneficial Ownership Certification” has the meaning specified in Section 5.1(j).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means as defined in Section 11.23(b).

“BlueMountain” means investment funds managed by BlueMountain Capital Management LLC.

“Borrower” means as defined in the introductory paragraph hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the Loan Parties and their Subsidiaries at such time, including the provision of home health equipment and supplies.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate and Adjusted LIBOR Rate Loans (and in the case of determinations, the Index Rate and Base Rate Loans based on the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swing Line Lender, as applicable, as collateral for the Letter of Credit Obligations or Swing Line Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swing Line Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or Swing Line Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as of any date of determination, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined in Rule 2(a).7 of the Investment Company Act) registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“CFC” means a “controlled foreign corporation” as such term is defined in Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means an event or series of events by which, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Capital Stock of AdaptHealth Corp. entitled to vote for members of the board of directors or equivalent governing body of AdaptHealth Corp. on a fully-diluted basis, (and taking into account all such Capital Stock that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of AdaptHealth Corp. cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose selection or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) AdaptHealth Corp. shall cease to own and control more than fifty percent (50.0%) on a fully diluted basis, of the economic voting interests in the Capital Stock of Holdings; (d) Holdings shall cease to own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of Intermediate Holdings; or (e) Intermediate Holdings shall cease to own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of AdaptHealth LLC.

“Closing Date” means the date of this Agreement.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of any Loan Party as security for the Obligations.

“Commitment Fee” means as defined in Section 2.10(a).

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means (i) any Person specifically identified in writing to the Administrative Agent as of the Closing Date and (ii) any other bona fide competitor of the Borrower (other than banks, fixed income investors, investment funds or other non-bank lending entities) identified in writing by the Borrower after the Closing Date to the Administrative Agent.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.2(b).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Group on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP; provided that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“Consolidated Current Assets” means, as of any date of determination, for the Consolidated Group on a consolidated basis, the total assets that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, for the Consolidated Group on a consolidated basis, (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a balance sheet of the Consolidated Group (or any member thereof), but excluding the current portion of any Funded Indebtedness and (ii) without duplication of clause (i) above, all Loans then outstanding hereunder.

“Consolidated EBITDA” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to Consolidated Net Income for such period plus the following, without duplication, to the extent deducted and not already added back in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (c) the amount of depreciation and amortization expense for such period, (d) other non-cash charges, expenses or losses (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and including amortization of any prepaid cash item that was paid in a prior period, (e) fees, costs and expenses related to or incurred in connection with (i) the consummation of the Transactions in an amount not to exceed $12,000,000, and (ii) any consummated Permitted Acquisition (provided, the amount added back with respect to any individual Permitted Acquisition shall not exceed $2,500,000, and the aggregate amount added back pursuant to this clause (e)(ii) for any four (4) Fiscal Quarter period shall not exceed $12,500,000), (f) extraordinary, unusual, and/or non-recurring losses or charges (provided, the aggregate amount added back pursuant to this clause (f) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (g) and (h) immediately following, shall not exceed twenty-five percent (25%) of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (f) and clauses (g) and (h) immediately following)), (g) non-recurring cash expenses during such period resulting from restructuring charges, accruals, reserves and business optimization expenses (provided, the aggregate amount added back pursuant to this clause (g) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (f) and (h) of this definition, shall not exceed twenty-five percent (25%) of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (g) and clauses (f) and (h) immediately following)), and (h) the amount of “run rate” net cost savings and operating expense reductions, other operating improvements and synergies (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of (i) actions taken in connection with any Permitted Acquisition, Investment, Disposition, restructuring or cost savings initiative or (ii) actions which will be taken within twelve (12) months after the date of such Permitted Acquisition, Investment, Disposition, restructuring or cost savings initiative, in each case (A) that are projected by the Borrower in good faith to be realized as a result of such actions taken or to be taken and (B) net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions (provided, the aggregate amount added back pursuant to this clause (h) for any four (4) Fiscal Quarter period, when taken together with the aggregate amount added back pursuant to clauses (f) and (g) immediately preceding, shall not exceed twenty-five percent (25%) of Consolidated EBITDA (calculated without giving effect to the add backs permitted pursuant to this clause (h) and clauses (f) and (g) immediately preceding)), and minus the following to the extent included in calculating such Consolidated Net Income: (w) Consolidated Interest Income, (x) income tax credits (to the extent not netted from income taxes payable), (y) any extraordinary, unusual or non-recurring income receipts or gains (including gains on the sale of assets outside the ordinary course of business) and related tax effects thereon, and (z) other non-cash income, receipts of gains (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), all as determined in accordance with GAAP. Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020, Consolidated EBITDA for such Fiscal Quarters shall be $49,312,000, $52,218,000, $54,812,000, and $48,103,000.

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“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended less the sum of (i) eighty-five percent (85%) of Consolidated Capital Expenditures made in such period and (ii) taxes, along with any Tax Distributions, paid in cash for such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of, without duplication, (a) the cash portion of Consolidated Interest Charges for such period, plus (b) Consolidated Scheduled Funded Debt Payments (excluding any payments in respect of Capital Leases for such period) for such period, plus (c) Restricted Payments paid in cash during such period (including Restricted Payments paid to (i) any holders (other than Loan Parties) of Capital Stock of any non-Wholly Owned Subsidiary and (ii) to BlueMountain (including any of BMSB L.P., BlueMountain Summit Opportunities Fund II (US) L.P., BlueMountain Fursan Fund L.P., and/or BlueMountain Foinaven Master Fund L.P.) to be applied to cash interest payments due and owing under the Preferred Note), all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means Intermediate Holdings and its Subsidiaries.

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, for any period, the interest income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP.

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“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP, provided that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Applicable Laws. For purposes of clarification Consolidated Net Income shall not include any income attributable to non-controlling interest of any Subsidiary.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP. For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Principal Amount in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any voluntary or mandatory prepayments made pursuant to Section 2.11, and (d) shall be determined without giving effect to the Following Business Day Convention.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the amount of unrestricted and unencumbered cash and Cash Equivalents on such date (the aggregate amount of which shall not exceed $75,000,000) to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended.

“Consolidated Unfinanced Capital Expenditure” means any Consolidated Capital Expenditure to the extent not financed with Funded Indebtedness within ninety (90) days of the incurrence of such Capital Expenditure (other than revolving Indebtedness).

“Consolidated Working Capital” means, as at the date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 15% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

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“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location; or any plan in response to a state or federal notice of violation or deficiency, such as, without limitation, FDA 483 inspection reports, FDA warning letters, and any plans to implement, monitor and audit ongoing compliance with plans of correction.

“Covered Entity” means as defined in Section 11.23(b).

“Covered Party” means as defined in Section 11.23(a).

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing, amending or extending of a Letter of Credit.

“Debt Transaction” means, with respect to the Borrower or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Indebtedness permitted to be incurred pursuant to Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Default Right” means as defined in Section 11.23(b).

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“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination, in good faith, by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Line Lender and each Lender.

“Device Application” means a 510(k) premarket notification or premarket approval (PMA) application, as appropriate, as those terms are defined in the FDCA.

“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any Securitization Transaction) of, or any exchange of property for, any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or becomes mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of all Commitments and Letters of Credit, (ii) becomes redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (iii) provides for scheduled payments of dividends in cash or (iv) becomes convertible into or exchangeable for indebtedness for borrowed money or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is ninety-one (91) calendar days after the later of the Revolving Commitment Termination Date and the Term Loan A Maturity Date at the time of issuance.

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“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Arrangers on or prior to May 25, 2020 (or any Affiliates of such Person that are readily identifiable as Affiliates by virtue of their names or that have been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent) and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries (other than, in the case of clause (b), bona fide fixed income investors or debt funds), which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice on or through the Platform) not less than ten (10) Business Days prior to such date (or any Affiliates of such Competitor that are readily identifiable as Affiliates by virtue of their names or that have been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice on or through the Platform) not less than ten (10) Business Days prior to such date (other than bona fide fixed income investors or debt funds)); provided that “Disqualified Institutions” shall (i) exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and shall exclude any Lender party hereto prior to such tenth (10th) Business Day (and such Lender’s Approved Funds and Affiliates shall also be so excluded) and (ii) not apply at any time upon the occurrence and during the continuance of an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” means as defined in Section 11.5(f).

“Dutch Auction” means as defined in Section 11.5(g).

“Earn-Out Obligations” means, with respect to any Person, “earn-outs” and similar payment obligations of such Person, excluding, for the avoidance of doubt, purchase price holdbacks (whether or not in escrow) to secure seller indemnities. The amount of any Earn-Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn-Out Obligations that is required at such time under GAAP to be recognized as a liability on the consolidated balance sheet of the Borrower.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.1(h) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR; and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein. For the avoidance of doubt, any Disqualified Institution is subject to Section 11.5(f).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, stormwater, wetlands, sediment and discharges of wastewater to public treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor thereto.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code). Any former ERISA Affiliate of a Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of a Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of a Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which a Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to a Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make a required installment under Section 412(m) of the Internal Revenue Code with respect to a Pension Plan; (c) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; (h) the occurrence of an act or omission which could give rise to the imposition on a Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any ERISA Affiliate in connection with any Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (l) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; (m) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code; or (n) the receipt by a Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has terminated.

“ERISA Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

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“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Excess Cash Flow” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, for any period: (a) without duplication, the sum of (i) Consolidated Net Income, (ii) decreases or minus increases (as the case may be) in Consolidated Working Capital, (iii) extraordinary or non-recurring gains or minus extraordinary or non-recurring losses (as the case may be) which are cash items, (iv) non-cash depreciation, non-cash amortization and other non-cash charges; minus (b) without duplication, the sum of: (i) Consolidated Unfinanced Capital Expenditures, (ii) expenses paid in respect of Permitted Acquisitions during such period, (iii) to the extent not taken into account in the calculation of Consolidated Net Income, (x) the principal amortization paid in cash during such period with respect to Capital Leases and (y) the amount of any Restricted Payments actually made to Holdings pursuant to Section 8.6(d), (iv) Restricted Payments paid in cash to Holdings pursuant to Section 8.6(f) during such period, (v) Earn-Out Obligations paid in cash and (vi) unfinanced consideration paid in cash for Permitted Acquisitions during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means any deposit account (i) that is used solely for payment of payroll, bonuses, other compensation and related expenses; (ii) deposit accounts that are zero balance accounts; or (iii) that maintains a balance on deposit at any time of not more than $100,000; provided that, the aggregate balance on deposit at any time in all Excluded Accounts described in clause (iii) shall not exceed $1,000,000 at any time.

“Excluded Foreign Subsidiary” means any Subsidiary of Intermediate Holdings (other than any Loan Party) that is, and continues to be, (a) a Foreign Subsidiary that is a CFC, or (b) a Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a Subsidiary that is treated as a disregarded entity or as a partnership for United States Federal income tax purposes and all or substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries that are CFCs and conducts no material business other than the ownership of such Capital Stock (a “Foreign Subsidiary Holdco”).

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“Excluded Property” means, with respect to any Loan Party (a) any owned or leased real or personal Property (other than Capital Stock) which is located outside of the United States unless requested by any Agent or the Required Lenders, (b) any (i) leasehold interests in a Real Property and (ii) any owned Real Property with a fair market value not in excess of $5,000,000, (c) any personal Property (other than motor vehicles, which are addressed in clause (i) below) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (d) any Property which, subject to the terms of Section 8.1(c), is subject to a Lien of the type described in Section 8.2(h) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, (e) any contract, permit, agreement, lease, license or license agreement covering real or personal property if the grant of a security interest in such contract, permit, agreement, lease, license or license agreement or the asset subject to such contract, permit, agreement, lease, license or license agreement is prohibited by the terms of such contract, permit, agreement, lease, license or license agreement or by Law and would result in the termination of or give rise to a right to materially modify such contract, permit, agreement, lease, license or license agreement, but only to the extent that (x) any such prohibition would not be rendered ineffective pursuant to the UCC or any other Applicable Law (including, if and when applicable, Debtor Relief Laws) or principles of equity and would require the consent a Person other than a Loan Party or its Affiliates to waive such prohibition and (y) such contract, agreement, lease, license or license agreement was not entered into in contemplation of circumventing any Loan Party’s obligation to pledge such contract or agreement as collateral security, (f) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) any Excluded Account; provided that for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any particular asset, if the pledge thereof or the security interest therein is prohibited by Applicable Laws (but only for so long as such prohibition remains in effect), other than to the extent such prohibition is rendered ineffective under the UCC or other Applicable Laws, (i) any motor vehicle or other equipment subject to a certificate of title, but only to the extent that a security interest therein cannot be perfected by the filing of a UCC financing statement, (j) any Capital Stock in joint ventures or any non-Wholly Owned Subsidiary to the extent (i) consent of the minority investor is required pursuant to the Organization Documents of such Excluded Subsidiary (and such consent was not required in connection with or in contemplation or anticipation of such pledge) and not obtained after using commercially reasonable efforts and (ii) such non-Wholly Owned Subsidiary is an Excluded Subsidiary, (k) any Capital Stock in any Excluded Foreign Subsidiary held by the Loan Parties in excess of sixty-five percent (65%) of the issued and outstanding Capital Stock of such Excluded Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), and (l) particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower (as set forth in a written agreement among the Collateral Agent and the Borrower), the cost of obtaining a security interest in such assets exceeds the practical benefits to the holders of the Obligations afforded thereby; provided, “Excluded Property” shall not include any proceeds, products, substitutions, or replacements of Excluded Property (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means, as of any date, any Subsidiary of Intermediate Holdings (other than any Loan Party) designated as such by the Borrower in writing to the Administrative Agent that is, and continues to be, a non-Wholly Owned Subsidiary of Intermediate Holdings, that satisfies the following requirements: (a) the aggregate Consolidated EBITDA attributable to such Person individually does not exceed 5.0% of Consolidated EBITDA of the Loan Parties and their Subsidiaries for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Sections 7.1(a) or (b) have been delivered to Administrative Agent and (b) the aggregate Consolidated EBITDA attributable to such Person together with all other Excluded Subsidiaries does not exceed 7.50% of Consolidated EBITDA of the Loan Parties and their Subsidiaries for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Section 7.1(a) or (b) have been delivered to the Administrative Agent; provided, to the extent any Excluded Subsidiary ceases to be a joint venture and becomes a Wholly Owned Subsidiary of a Loan Party, then such Subsidiary will be required to become a Loan Party at such time.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Revolving Commitment” means any Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.19.

“Extended Revolving Loans” means any Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.19.

“Extension” means as defined in Section 2.19(a).

“Extension Offer” means as defined in Section 2.19(a).

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

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“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain letter agreement dated as of May 25, 2020 among the Borrower and Regions Capital Markets, a division of Regions Bank.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Property subject to a mortgage or deed of trust in favor of the Collateral Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Following Business Day Convention” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means as specified in the definition of Excluded Foreign Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

21

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                all purchase money indebtedness;

(c)                the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)                the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)                all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)                 the Attributable Principal Amount of Capital Leases, Synthetic Leases, Securitization Transactions and Sale and Leaseback Transactions;

(g)                all preferred stock or other Disqualified Capital Stock providing for mandatory redemptions, sinking fund or like payments prior to the Term Loan A Maturity Date;

(h)                Earn-Out Obligations if, and only to the extent, such obligation has not been paid in full in cash when initially due and payable;

(i)                 all indebtedness of the types specified in clauses (a) through (h) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(j)                 all Guarantees with respect to indebtedness of the types specified in clauses (a) through (i) above of another Person.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Government Reimbursement Program” shall mean (i) the Medicare program established under the Title XVIII of the Federal Social Security Act, the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., the TRICARE program established by the Department of Defense under 10 U.S.C. §§ 1071 et seq. or the Civilian Health and Medical Program of the Uniformed Services under 10 U.S.C. §§ 1079 and 1086, (ii) the Medicaid program of any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Federal Social Security Act or (iii) any agent, administrator, intermediary or carrier for any of the foregoing.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Approvals” means any and all governmental licenses, authorizations, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under any Applicable Laws and required in order for any Person to carry on its business as now conducted, of each Governmental Authority issued or required under laws applicable to the business of the Borrower or any of its Subsidiaries or to the transactions described herein (including any Acquisitions and the Credit Extensions made hereunder) or necessary in the sale, furnishing, or delivery of goods or services under laws applicable to the business of the Borrower or any of its Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means as defined in Section 4.1.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.12 delivered by a Domestic Subsidiary of the Borrower pursuant to Section 7.12.

“Guarantors” means (a) Intermediate Holdings, (b) each Person identified as a “Guarantor” on the signature pages hereto, (c) each other Person that joins as a Guarantor pursuant to Section 7.12, (d) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Loan Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrower, and (e) their successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Law(s)” shall mean: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and §1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (iv) Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and (v) the regulations promulgated pursuant to such statutes; (b) the FDCA; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto; (d) laws, rules and regulations governing Medicare and Medicaid; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to the Loan Parties’ ownership, management, or operation of a healthcare facility or business, or assets used in connection therewith; (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Loan Party; (i) the Patient Protection and Affordable Care Act (Pub. L. 111-148) and (j) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company.

“Incremental Equivalent Debt” means a single issuance of Indebtedness incurred by the Borrower or any of its Wholly Owned Subsidiaries (including Guarantees thereof by any Loan Party) in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued or implemented in lieu of an additional Term Loan; provided that:

(a)                Administrative Agent shall have received a certificate signed by an Authorized Officer of the Borrower demonstrating that, upon giving effect to the incurrence of such Incremental Equivalent Debt (and any Acquisition consummated concurrently therewith) on a Pro Forma Basis, (i) the Borrower shall be in compliance with the financial covenants set forth in Section 8.8, and (ii) the Consolidated Total Leverage Ratio shall not exceed 3.00:1.0;

(b)                No Default or Event of Default has occurred and is continuing immediately prior to or after giving effect to the incurrence of such Incremental Equivalent Debt;

(c)                The Weighted Average Life to Maturity of any Incremental Equivalent Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loan A and any other then existing Term Loan;

(d)                The final maturity date of any Incremental Equivalent Debt shall be no earlier than the Term Loan A Maturity Date or the maturity date of any other existing Term Loan, in each case, giving effect to any Extension with respect thereto, provided, that if such Incremental Equivalent Debt is junior secured or unsecured, the final maturity date for such Incremental Equivalent Debt shall be no earlier than the date that is 181 days after the Term Loan A Maturity Date or the maturity date of any other existing Term Loan, in each case, giving effect to any Extension with respect thereto;

(e)                Subject to clauses (c) and (d), such Incremental Equivalent Debt may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt;

(f)                 Such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement, and such Incremental Equivalent Debt shall be pari passu or junior in right of payment and to the extent secured by any Collateral, shall be secured on a pari passu or junior in priority to the Loans;

(g)                No such Indebtedness may be (i) guaranteed by any Person which is not a Loan Party or (ii) secured by any assets other than the Collateral;

(h)                The proceeds of any Incremental Equivalent Debt shall be used only to finance a Permitted Acquisition and any related costs and expenses with respect thereto;

(i)                 The representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects (or, in all respects, if already qualified by materiality) on and as of the date of the incurrence of such Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in all respects, if already qualified by materiality) as of such earlier date;

(j)                 Such Incremental Equivalent Debt may have an interest rate and such other pricing as the Borrower in its reasonable discretion finds acceptable; and

The other terms and conditions in respect of such Incremental Equivalent Debt shall not be more restrictive taken as a whole (as determined by the Administrative Agent in its reasonable discretion), than those applicable to the Term Loans, unless otherwise reasonably acceptable to the Required Lenders.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                all Funded Indebtedness;

(b)                the Swap Termination Value of any Swap Agreement;

(c)                Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions;

(d)                all obligations in respect of Disqualified Capital Stock;

(e)                all Guarantees in respect of Indebtedness of another Person; and

(f)                 all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” means as defined in Section 11.2(b).

“Index Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.1(h), for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate, (a) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the LIBOR as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swing Line Loan, (i) the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any additional Term Loan; and (b) any Adjusted LIBOR Rate Loan, (i) the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (ii) the Revolving Commitment Termination Date, the Term Loan A Maturity Date and the final maturity date of any additional Term Loan.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Adjusted LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion of such Loan comprised of Base Rate Loans equals or exceeds the principal amortization payment then due; and (iv) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Intermediate Holdings” means as defined in the introductory paragraph hereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Internally Generated Cash” means, with respect to any Fiscal Year, cash of the Consolidated Group received in such Fiscal Year and not constituting (a) proceeds of an equity issuance, (b) proceeds of the incurrence of Indebtedness, (c) proceeds of Dispositions and Involuntary Dispositions, and (d) insurance proceeds in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IP Rights” means as defined in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.

“LCA Test Date” means as defined in Section 1.4.

“Lender” means each financial institution with a Term Loan Commitment, Term Loan, Revolving Commitment or Revolving Loan, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” means as defined in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) FIFTEEN MILLION DOLLARS ($15,000,000) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means a Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any Revolving Loan, Swing Line Loan or Term Loan, and the Base Rate Loans and Adjusted LIBOR Rate Loans comprising such Loans.

“Loan Document” means any of this Agreement, each Note, each Issuer Document, the Collateral Documents, each Acceptable Intercreditor Agreement, each Subordination Agreement, the Fee Letter, any document executed and delivered by the Borrower and/or any other Loan Party pursuant to which any Aggregate Revolving Commitments are increased pursuant to Section 2.1(d)(ii) or an additional Term Loan is established pursuant to Section 2.1(d)(iii), any documents or certificates executed by any Loan Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Loan Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including for the avoidance of doubt, any Guarantor Joinder Agreement (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” means as defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) (i) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document or (ii) a material impairment of the ability of the Guarantors taken as a whole to perform their obligations under any Loan Document to which they are party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; (d) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the holders of the Obligations on any material portion of the Collateral or a material adverse effect on the aggregate value of the Collateral; or (e) a material adverse effect on the use or scope of any material healthcare Permit or the continued participation or the ability to accept or bill for goods or services in the Medicaid, Medicare or other Government Reimbursement Program by any Loan Party; provided, however, that this clause (e) shall not apply to the voluntary cancellation or termination of the items referenced in this clause (e) by a Loan Party in good faith (a “Voluntary Termination”).

“Material Contract” means any lease of real or personal property, contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a Real Property, to the extent requested by Collateral Agent, each of the following:

(a)                (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority Lien on the Property described therein in favor of the Collateral Agent (or in favor of such other trustee as may be required or desired under Applicable Laws) for the benefit of the holders of the Obligations, subject only to (A) Permitted Liens and (B) such other Liens as the Collateral Agent may reasonably approve and (ii) a customary opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which such Real Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state (if customarily covered by opinions given in such state) and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(b)                (i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (“Mortgagee’s Title Insurance Policy”), with respect to such Real Property, in amounts not less than the fair market value of such Real Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein and a comprehensive lender’s endorsement, each in form and substance reasonably satisfactory to the Collateral Agent and (ii) evidence reasonably satisfactory to the Collateral Agent that the Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Mortgagee’s Title Insurance Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Property in the appropriate real estate records;

(c)                if an exception to the Mortgagee’s Title Insurance Policy with respect to any Real Property subject to a Mortgage would arise without such ALTA surveys, ALTA surveys of such Real Property;

(d)                reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Real Property;

(e)                (i) a recently issued flood zone determination certificate, and (ii) evidence as to, if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries which shall evidence flood insurance which satisfies all regulatory requirements (including any applicable regulations of the Board of Governors of the Federal Reserve System) for flood insurance and is otherwise in form and substance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the holders of the Obligations.

(f)                 evidence reasonably satisfactory to the Collateral Agent that such Real Property, and the uses of such Real Property, are in compliance in all material respects with all applicable zoning laws, regulations, ordinances and requirements (the evidence submitted as to which should include the zoning designation made for such Real Property, the permitted uses of such Real Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)                such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such Real Property in favor of the Collateral Agent for the benefit of the holders of the Obligations (or in favor of such other trustee as may be required or desired under Applicable Laws) subject only to (i) Permitted Liens and (ii) such other Liens as the Collateral Agent may reasonably approve; provided, notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender has received, at least twenty (20) Business Days prior to such execution and delivery, a life loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence (including those described in the preceding clause (e)) and has confirmed to each Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in the real property interest (including with respect to any improvements and fixtures) of the Borrower or any other Loan Party in real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Borrower or any of its Subsidiaries in connection with any Disposition, Debt Transaction or Securitization Transaction, net of (a) direct costs incurred or estimated costs for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; and (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any Disposition, Debt Transaction or Securitization Transaction.

“Non-Consenting Lender” means as defined in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note in the form of Exhibit 2.5, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of (a) each Loan Party from time to time owed to the Agents (including former Agents in their capacity as such), the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Providers and the Qualifying Treasury Management Banks, under any Loan Document, Secured Swap Agreement or Secured Treasury Management Agreement and (b) each Subsidiary of any Loan Party from time to time owed to the Qualifying Swap Providers and the Qualifying Treasury Management Banks under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including fees and interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party or such Subsidiary of a Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party or such Subsidiary of a Loan Party for such interest or fees in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party. Notwithstanding anything to the contrary contained herein or under any of the other Loan Documents, the obligations of any Loan Party or any Subsidiary of a Loan Party under any Secured Swap Agreement or any Secured Treasury Management Agreement shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Obligations (other than any Obligations with respect to Secured Swap Agreements and Secured Treasury Management Agreements) are so secured and guaranteed.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organization Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organization Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit; and (c) with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date.

“Participant” means as defined in Section 11.5(d).

“Participant Register” means as defined in Section 11.5(d).

“Participation Agreement” means as defined in Section 7.8.

“Patriot Act” means as defined in Section 6.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any ERISA Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which the Borrower or any ERISA Affiliate may have any liability or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Permits” shall mean all accreditations, certifications, provider or supplier numbers, registrations, certificates of authority, certificates of need, certificates of reimbursement, variances, qualifications, filings, consents, governmental licenses, authorizations, supplier numbers, registrations, permits, device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents, approvals, listings, certificates, product clearances or approvals, marketing authorizations and all other licenses, authorizations, registrations, permits, consents and approvals or exemptions thereto required in connection with the conduct of any Loan Party’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, (a) any “Permits” (as defined prior to this clause (a)) issued or required under Healthcare Laws applicable to the business of any Loan Party or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, leasing, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Loan Party or any of its Subsidiaries, (b) any “Permits” (as defined prior to clause (a)) issued by any Person from which any Loan Party has, as of the Closing Date, received an accreditation, any of the above issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Loan Party, and (c) establishment registrations, device listings, Investigational Device Exemptions (IDEs), 510(k) exemptions, 510(k) clearances, and PMA approvals, as those terms are defined in the FDCA and implementing regulations, and those issued by state governments, environmental protection agency permits, and any and all licenses, patents, trademarks and other intellectual property rights necessary for the conduct of any Loan Party’s or Subsidiary’s business.

“Permitted Acquisition” means Investments consisting of an Acquisition by any Loan Party or any Subsidiary; provided that (i) the line of business of any acquired Person shall be substantially similar to, or reasonably ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Loan Parties and their respective Subsidiaries on the Closing Date (as determined by the Borrower in its reasonable discretion), (ii) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in substantially the same line of business as the Loan Parties and their respective Subsidiaries were engaged in on the Closing Date, or in a business reasonably ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business, and the Property is located (or if an Acquisition of Capital Stock, the Acquisition target is formed or otherwise organized) in the United States, (iii) the Administrative Agent shall have received not less than ten (10) days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior notice of such Acquisition, which notice shall contain a summary, in reasonable detail, of the acquisition terms and conditions, including price, and Borrower’s projections, if any, prepared in connection with such Acquisition, (iv) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and such Acquisition shall not be hostile, (v) the Borrower shall have delivered to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower demonstrating that, upon giving effect to such Acquisition and the incurrence of any Indebtedness related to such Acquisition, in each case, on a Pro Forma Basis, (A) the Borrower shall be in compliance with the Consolidated Fixed Charge Coverage Ratio set forth in Section 8.8(b), (B) the Consolidated Total Leverage Ratio shall not exceed the ratio that is the greater of (x) 3.00:1.0 and (y) 0.50:1.0 less than the otherwise permitted maximum Consolidated Total Leverage Ratio under Section 8.8(a) for the Fiscal Quarter most recently ended and (C) no Default or Event of Default exists or would be caused by such Acquisition or the incurrence of any related Indebtedness, (vi) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (or, in all respects, if already qualified by materiality) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) the Total Consideration reasonably allocable to all Acquisitions of, or any other Investments in respect of, all Excluded Foreign Subsidiaries shall not exceed $5,000,000 in the aggregate during the term of this Agreement, (viii) the Borrower shall have delivered to the Administrative Agent historical financial information (including income statements, balance sheets and cash flows) covering at least the three (3) most recently ended Fiscal Years ended at least ninety (90) days prior to the proposed acquisition for which financial statements have been prepared for such acquisition target, division or line of business to be so acquired prior to the effective date of the acquisition or the entire financial history for such acquisition target, division or line of business to be so acquired, whichever period is shorter, (ix) the Borrower shall have delivered such financial and other information (including, to the extent Total Consideration for such Acquisition exceeds $5,000,000, if requested by the Administrative Agent with respect to any acquisition target with EBITDA less than $0, information describing steps Borrower intends to take (and a timeline with respect thereto) in order for such entity to have Consolidated EBITDA greater than $0), together with, to the extent Total Consideration for such Acquisition exceeds $20,000,000, a quality of earnings report and other third-party reports obtained by a Loan Party or its Affiliates in connection with such Acquisition, in each case in form and results acceptable to Administrative Agent, with respect to each Person or any division or line of business, (x) to the extent such Acquisition is with respect to a non-Wholly Owned Subsidiary (other than an Excluded Subsidiary), after giving effect to such Acquisition the aggregate Consolidated EBITDA attributable to all non-Wholly Owned Subsidiaries (other than those designated as Excluded Subsidiaries) does not exceed 7.50% of Consolidated EBITDA for the last twelve (12) months ending on the last day of the last month that is also the end of a Fiscal Quarter for which financial statements of the type set forth in Section 7.1(a) or (b) have been delivered to the Administrative Agent, and (xi) the Borrower shall have delivered to the Administrative Agent (A) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and (B) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and Persons; provided, further, to the extent that payment for such Acquisition is made solely from Net Cash Proceeds from the issuance or sale of Qualified Capital Stock of AdaptHealth Corp., Borrower and the Loan Parties shall only be required to be in compliance with clauses (iii), (iv), (v), (vi) and (x) of this definition for such Acquisition to be deemed a Permitted Acquisition.

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means as defined in Section 11.5(f).

“Platform” means as defined in Section 11.1(d).

“Pledge and Security Agreement” means the pledge and security agreement dated as of the Closing Date given by the Loan Parties, as pledgors, to the Collateral Agent for the benefit of the holders of the Obligations, and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Personal Information” means (a) all information that could reveal the identity of any natural Person and (b) all other information regarding natural Persons, the collection, use, or disclosure of which is subject to applicable Privacy Laws, including without limitation information regarding patient care or payment for patient care.

“Preferred Note” means collectively, (a) the Promissory Notes, dated as of November 8, 2019 and (b) the Amended and Restated Promissory Notes dated as of March 20, 2019, issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC, which amended and restated the Promissory Notes, dated as of March 20, 2019, issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC.

“Preferred Note Cash Interest Payments” means payments of interest pursuant to Section 2(b)(i) of the Preferred Note.

“Preferred Note PIK Interest Payments” means payments of interest pursuant to Section 2(b)(ii) of the Preferred Note that Holdings has elected to pay in cash rather than pay in kind and increase the principal amount of the Preferred Note; provided, to the extent that any interest is elected by Holdings to be paid in kind pursuant to Section 2(b)(ii) of the Preferred Note, such shall be principal under the Preferred Note and any payment thereof shall not constitute a Preferred Note PIK Interest Payment.

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swing Line Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.

“Privacy Laws” shall mean all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.8 (including for purposes of determining the Applicable Margin), that any Disposition, Involuntary Disposition, Acquisition, increase in the Aggregate Revolving Commitments or establishment of an additional Term Loan pursuant to Section 2.1(d)(iii) or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four (4) Fiscal Quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.1(a) or (b). In connection with the foregoing, (a)(i) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Acquisition, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Proceedings” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“Products” means any devices or products manufactured, sold, leased, rented, developed, tested or marketed by any Loan Party or any of its Subsidiaries.

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to result in a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Loan Party pending resolution of such contest proceedings and the payment of any liabilities resulting therefrom; (e) no Lien (other than a Permitted Lien) is imposed on assets of such Loan Party; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” means as defined in Section 11.23(b).

“QFC Credit Support” means as defined in Section 11.23.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Swap Provider” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement with any Loan Party or any Subsidiary of a Loan Party, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement with any Loan Party or any Subsidiary of a Loan Party in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case, shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (A) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (B) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case under this clause (b), shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Property” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower or any of its Subsidiaries in any real property.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refinancing Facility” means as defined in Section 2.18.

“Refinancing Revolving Facility” means as defined in Section 2.18.

“Refinancing Revolving Loans” means as defined in Section 2.18.

“Refinancing Term Facility” means as defined in Section 2.18.

“Refinancing Term Loans” means as defined in Section 2.18.

“Refunded Swing Line Loans” means as defined in Section 2.2(b)(iii).

“Register” means as defined in Section 11.5(c).

“Reimbursement Date” means as defined in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal” means the physical removal of a device from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Removal Effective Date” means as defined in Section 10.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Permit” means a Permit (a) required under Applicable Law applicable to the business of any Loan Party or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, leasing, labeling, furnishing, distribution or delivery of goods or services under Applicable law applicable to the business of any Loan Party or any of its Subsidiaries or any Device Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any Loan Party or any of its Subsidiaries as such activities are being conducted by such Person with respect to such Product at such time), and (b) issued by any Person from which any Loan Party or any of its Subsidiaries has received an accreditation. This shall include all state government registrations and certifications applicable to the operation of the business of any Loan Party or any of its Subsidiaries which are necessary for the manufacture or repair of respiratory therapy healthcare products and related Products.

“Resignation Effective Date” means as defined in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Availability” means, at any time beginning on the first (1st) Business Day following the Closing Date and ending five (5) Business Days prior to the Revolving Commitment Termination Date, an amount equal to (a) the Aggregate Revolving Commitments less (b) the aggregate Revolving Credit Exposure at such time; provided that Revolving Availability shall equal zero Dollars ($0) while any Default or Event of Default exists and remains outstanding.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or other agreement pursuant to which it becomes a party hereto, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swing Line Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means the earliest to occur of (a) July 29, 2025; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swing Line Loans at such time.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swing Line Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., together with its successors.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly owned or controlled by a country, territory or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Provider or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Swap Agreement between any Loan Party or any Subsidiary of a Loan Party, on the one hand, and a Qualifying Swap Provider, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Provider in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party or any Subsidiary of a Loan Party, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Sections 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Senior Unsecured Indebtedness” has the meaning specified in Section 8.1(o).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” or “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature. In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“Specified Event of Default” means any Event of Default pursuant to Section 9.1(a), Section 9.1(f) or Section 9.1(g).

“Specified Laws” means all Applicable Law relating to the operation of private label and other medical device product distributions, and the possession, control, warehousing, marketing, sale, lease, rental, and distribution of medical devices, including without limitation, the FDCA, Current Good Manufacturing Practices (CGMP) requirements of the Quality System regulation for medical devices, as specified in Title 21, Code of Federal Regulations, Part 820 (21 C.F.R. 820), the Occupational Health and Safety Act (29 U.S.C. § 651 et seq.), any laws pertaining to the storage and disposal of biomedical and other hazardous waste, and any implementing regulations to any of the foregoing or other applicable state or federal laws. This shall include all guidelines and standards established by state government agencies for the manufacture or repair of respiratory therapy healthcare products and related Products.

“Specified Loan Party” means, any Loan Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subordination Agreement(s)” means (a) an agreement (in form and substance satisfactory to the Administrative Agent) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent and the Collateral Agent, on behalf of the holders of the Obligations, pursuant to which, among other things, (i) Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries, except as the Collateral Agent may expressly permit hereunder, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

“Subpoena” has the meaning specified in Section 7.3(k).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of Intermediate Holdings.

“Supported QFC” means as defined in Section 11.23.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Regions Bank in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.2.

“Swing Line Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swing Line Sublimit” means, at any time of determination, the lesser of (a) FIFTEEN MILLION DOLLARS ($15,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Systems” means any device or combination thereof which contains data and Personal Information, including without limitation, any physical and electronic data information storage servers and systems and in particular those that use, access, store or disclose Personal Information.

“Tax Distributions” means, for any taxable year for which Holdings is treated under the Internal Revenue Code as a partnership for income tax purposes or otherwise similarly disregarded under the Internal Revenue Code for income tax purposes, dividends and/or distributions paid by Holdings to its owners in an amount not to exceed the product of (i) taxable income related to such owners’ ownership interest in Holdings multiplied by (ii) the sum of the highest marginal individual federal and state income tax rates in any state in which any owner resides which were applicable in such taxable year.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A and any additional term loan established under Section 2.1(d)(iii).

“Term Loan A” means as defined in Section 2.1(b).

“Term Loan A Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder. The Term Loan A Commitment of each Lender as of the Closing Date is set forth on Appendix A. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Closing Date is TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000).

“Term Loan A Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of the Term Loan A, and (b) the denominator of which is the aggregate outstanding principal amount of the Term Loan A. The initial Term Loan A Commitment Percentage of each Lender as of the Closing Date is set forth on Appendix A.

“Term Loan A Maturity Date” means July 29, 2025.

“Term Loan Commitment Percentage” means, for each Lender providing a portion of a Term Loan, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of such Term Loan, and (b) the denominator of which is the aggregate outstanding principal amount of such Term Loan.

“Term Loan Commitments” means (a) for each Lender, such Lender’s Term Loan A Commitment and (b) for each Lender providing an additional Term Loan pursuant to Section 2.1(d)(iii), the commitment of such Lender to make such additional Term Loan as set forth in the document(s) executed by the Borrower establishing such additional Term Loan.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Third Party Payor” means a Government Reimbursement Program including Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor, in which a Loan Party participates.

“Total Consideration” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including any Earn-Out Obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with such Acquisition.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Term Loans of such Lender at such time and the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all Letter of Credit Obligations.

“Trade Date” means as defined in Section 11.5(f).

“Transactions” means (a) the acquisition of Solara Holdings LLC, a Delaware limited liability company and the transactions related thereto, (b) the acquisition of ActivStyle, Inc., a Minnesota corporation and the transactions related thereto, (c) the purchase by Deerfield Partners, LLC on July 1, 2020 of 35,000 shares of Series B-2 Preferred Stock of AdaptHealth Corp., (d) the purchase by OEP AHCO Investment Holdings, LLC on July 1, 2020 of 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock of AdaptHealth Corp., (e) the public offering on July 6, 2020, of 9.2 million shares of the Class A Common Stock of AdaptHealth Corp. and (f) the execution of this Agreement and the other Loan Documents and the initial funding of the Term Loan A on the Closing Date.

“Transport and Disposal Agreement” means an agreement for the transport and disposal of hazardous wastes in accordance with all Applicable Law, as the same may be amended, supplemented, restated, modified or replaced from time to time.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” means as defined in Section 11.23.

“U.S. Tax Compliance Certificate” means as defined in Section 3.3(f).

“Voluntary Termination” means as defined in the definition of “Material Adverse Effect”.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons one hundred percent (100%) of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2             Accounting Terms.

(a)            Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to clauses (a), (b) and (c) of Section 7.1 and Section 7.2(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrower shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP; provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), and (c) of Section 7.1 and Section 7.2(b) as to which no such objection has been made.

(b)            Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.8, including for purposes of determining the Applicable Margin, shall be made on a Pro Forma Basis.

(c)            Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3             Rules of Interpretation.

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Loan Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            The terms lease and license shall include sub-lease and sub-license.

(c)            All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d)           Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)            To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Loan Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(d) shall not apply.

(f)            Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Loan Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.

(g)            This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Loan Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(h)            Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i)             Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(j)            Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership shall constitute a separate Person hereunder and under each other Loan Document (and each division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.4            Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (a) compliance with any basket, financial ratio or test (including any Consolidated Total Leverage Ratio test), (b) the absence of a Default or an Event of Default, or (c) a determination as to whether the representations and warranties contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in all respects, if already qualified by materiality), in each case, in connection with the consummation of a Limited Condition Acquisition, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (A) on the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), or (B) on the date on which such Limited Condition Acquisition is consummated, in either case, after giving effect to the relevant Limited Condition Acquisition and any related incurrence of Indebtedness (other than Revolving Loans), on a Pro Forma Basis; provided that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (1) (A) the condition set forth in clause (vi)(C) of the proviso to the definition of “Permitted Acquisition” shall be satisfied if (x) no Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (y) no Specified Event of Default shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition, and (B) the condition set forth in clause (vi) of the proviso to the definition of “Permitted Acquisition” shall be required to be satisfied at the time of closing of the Limited Condition Acquisition but the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition may be limited to customary “specified representations”; (2) if the proceeds of an additional Term Loan established under Section 2.1(d)(iii) are being used to finance such Limited Condition Acquisition, then (x) the conditions set forth in clause (F)(1) of the proviso to Section 2.1(d)(iii) shall be required to be satisfied at the time of closing of the Limited Condition Acquisition and funding of such additional Term Loan but, if the lenders providing such additional Term Loan so agree, the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition and funding of such additional Term Loan may be limited to customary “specified representations” and such other representations and warranties as may be required by the lenders providing such additional Term Loan, and (y) the conditions set forth in clause (F)(2) of the proviso to Section 2.1(d)(iii) shall, if and to the extent the lenders providing such additional Term Loan so agree, be satisfied if (I) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (II) no Specified Event of Default shall have occurred and be continuing at the time of the funding of such additional Term Loan in connection with the consummation of such Limited Condition Acquisition; (3) if the proceeds of any Incremental Equivalent Debt are being used to finance such Limited Condition Acquisition, then (x) the conditions set forth in clause (i) of the proviso to the definition of “Incremental Equivalent Debt” shall be required to be satisfied at the time of closing of the Limited Condition Acquisition and funding of such Incremental Equivalent Debt but, if the lenders providing such Incremental Equivalent Debt so agree, the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition and funding of such Incremental Equivalent Debt may be limited to customary “specified representations” and such other representations and warranties as may be required by the lenders providing such Incremental Equivalent Debt, and (y) the conditions set forth in clause (b) of the proviso to the definition of “Incremental Equivalent Debt” shall, if and to the extent the lenders providing such Incremental Equivalent Debt so agree, be satisfied if (I) no Default or Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (II) no Specified Event of Default shall have occurred and be continuing at the time of the funding of such Incremental Equivalent Debt in connection with the consummation of such Limited Condition Acquisition; and (4) such Limited Condition Acquisition and the related Indebtedness to be incurred in connection therewith and the use of proceeds thereof shall be deemed incurred and/or applied at the LCA Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of determining compliance (other than in connection with the making of any Restricted Payment) with any financial ratio or test on a Pro Forma Basis (including any Consolidated Total Leverage Ratio test, or any calculation of the financial covenants set forth in Section 8.8) (it being understood and agreed that for purposes of determining compliance with any financial ratio or test on a Pro Forma Basis in connection with the making of any Restricted Payment, the Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Acquisition and assuming that such acquisition had not occurred). For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCA Test Date are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated or taken. Except as set forth in clauses (2) and (3) in the proviso to the first sentence in this Section 1.4 in connection with the use of the proceeds of an additional Term Loan or Incremental Equivalent Debt to finance a Limited Condition Acquisition (and, in the case of such clauses (2) and (3), only if and to the extent the lenders providing such additional Term Loan or such Incremental Equivalent Debt, as applicable, so agree as provided in such clause (2) or clause (3), as applicable), it is understood and agreed that this Section 1.4 shall not limit the conditions set forth in Section 5.2 with respect to any proposed Credit Extension, in connection with a Limited Condition Acquisition or otherwise.

                                            Section 2.               LOANS AND LETTERS OF CREDIT

Section 2.1            Revolving Loans and Term Loan A.

(a)           Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Term Loan A. Subject to the terms and conditions set forth herein, the Lenders will make advances of their respective Term Loan A Commitment Percentages of a term loan (the “Term Loan A”) in an amount not to exceed the Term Loan A Commitment, which Term Loan A will be disbursed to the Borrower in Dollars in a single advance on the Closing Date. The Term Loan A may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan A may not be reborrowed.

(c)           Mechanics for Revolving Loans and Term Loans.

(i)             All Term Loans and, except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)            Whenever the Borrower desires that the Lenders make a Term Loan or a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) 1:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)           Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv)           Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the requested Term Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

(d)           Increase in Revolving Commitments and Establishment of Additional Term Loans. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) and/or establish one or more additional Term Loans subject to the following:

(i)             After giving effect to such additional Term Loans (and after giving effect to any Permitted Acquisition consummated simultaneously therewith) and/or increases in the Revolving Commitments (assuming such increase in the Revolving Commitments is fully-drawn), in each case, on a Pro Forma Basis, the Consolidated Total Leverage Ratio shall not exceed 3.00:1.0;

(ii)           The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent, the Issuing Bank and the Swing Line Lender; provided that:

(A)           any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(B)            no Default or Event of Default shall exist before and immediately after giving effect to such increase;

(C)           the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of any such increase in the Revolving Commitments (assuming such increase in the Revolving Commitments is fully-drawn), with the financial covenants set forth in clauses (a) and (b) of Section 8.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b) of Section 7.1;

(D)           no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(E)           (1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(F)           any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of customary legal opinions and a certificate of the Borrower dated as of the date of such increase signed by an Authorized Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects (or, in all respects, if already qualified by materiality). on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in all respects, if already qualified by materiality) as of such earlier date, and (2) no Default or Event of Default exists; and

(G)           any such increase in the Revolving Commitments shall have terms identical to those for Revolving Loans under this Agreement, except for fees payable to the Lenders providing commitments for such increase in the Revolving Commitments.

The Borrower shall be permitted to draw on the commitments of the Lenders providing for such increase in the Revolving Commitments on a nonratable basis in order to prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(iii)          The Borrower may, at any time and from time to time, upon prior written notice to the Administrative Agent, request the establishment of one or more additional Term Loans from existing Lenders or other Persons selected by the Borrower (other than the Borrower or any Affiliate or Subsidiary of the Borrower) and reasonably acceptable to the Administrative Agent; provided, that:

(A)          any such increase shall be in a minimum aggregate principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof;

(B)           no Default or Event of Default shall exist before and immediately after giving effect to such additional Term Loan;

(C)           the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of any additional Term Loan (and after giving effect on a Pro Forma Basis to any Permitted Acquisition consummated simultaneously therewith), with the financial covenants set forth in clauses (a) and (b) of Section 8.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b) of Section 7.1;

(D)           no existing Lender shall be under any obligation to provide a portion of any additional Term Loan and any such decision whether to provide a portion of any additional Term Loan shall be in such Lender’s sole and absolute discretion;

(E)           (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to provide a Term Loan Commitment with respect to such additional Term Loan shall have executed a commitment or joinder agreement reasonably satisfactory to the Administrative Agent;

(F)           the establishment of any additional Term Loan shall be subject to receipt by the Administrative Agent of customary legal opinions and a certificate of the Borrower dated as of the date of the establishment of such additional Term Loan signed by an Authorized Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects (or, in all respects, if already qualified by materiality) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in all respects, if already qualified by materiality) as of such earlier date, and (2) no Default or Event of Default exists.

(G)            the Applicable Margin of any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the arranger providing such additional Term Loan) applicable to such additional Term Loan shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the Term Loan A or any other then existing Term Loan (it being understood that interest on the Term Loan A and any other then existing Term Loan may be increased to the extent necessary to satisfy this requirement);

(H)           the maturity date for any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that such date shall be no earlier than the Term Loan A Maturity Date or the maturity date of any other then existing Term Loan; and

(I)            the scheduled principal amortization payments under any additional Term Loan shall be as set forth in the commitment or joinder agreement executed by the Borrower in connection therewith; provided that the Weighted Average Life to Maturity of any such additional Term Loan shall not be less than the Weighted Average Life to Maturity of the Term Loan A and any other then existing Term Loan.

Section 2.2             Swing Line Loans.

(a)           Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Swing Line Loans.

(i)            Subject to clause (vi) below, whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.

(ii)           The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii)           With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Revolving Commitment Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Note issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are insufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv)           If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. On the Business Day that notice is provided by the Swing Line Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v)           Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swing Line Loans in a manner reasonably satisfactory to the Swing Line Lender and the Administrative Agent.

Section 2.3             Issuances of Letters of Credit and Purchase of Participations Therein.

(a)            Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue standby Letters of Credit for the account of the Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such Letter of Credit. Subject to the foregoing (other than clause (iv)) the Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided no Issuing Bank shall extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b)           Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance the Issuing Bank’s standard operating procedures (including, without limitation, the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the applicable Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c)            Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith in the absence of gross negligence, shall not give rise to any liability on the part of the Issuing Bank to any Loan Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d)            Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e)            Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder; provided that any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the applicable Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)            Obligations Absolute. The obligation of the Borrower to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g)            Indemnification. Without duplication of any obligation of the Loan Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Loan Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(h)            Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)             Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)             Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4              Pro Rata Shares; Availability of Funds.

(a)            Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)           Availability of Funds.

(i)             Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent promptly on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent promptly on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5               Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)              Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Loan Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b)             Notes. The Borrower shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5 and (iii) Person who becomes a Lender in accordance with Section 2.1(d), in each case, to the extent requested by such Person, a Note to evidence such Person’s portion of the Loans.

Section 2.6               Scheduled Principal Payments.

(a)              Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b)              Swing Line Loans. The principal amount of the Swing Line Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swing Line Lender and (ii) the Revolving Commitment Termination Date.

(c)              Term Loan A. The principal amount of the Term Loan A shall be repaid in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Section 9:

Payment Dates	Principal Amortization Payment
September 30, 2020	$1,562,500
December 31, 2020	$1,562,500
March 31, 2021	$1,562,500
June 30, 2021	$1,562,500
September 30, 2021	$1,562,500
December 31, 2021	$1,562,500
March 31, 2022	$1,562,500
June 30, 2022	$1,562,500
September 30, 2022	$3,125,000
December 31, 2022	$3,125,000
March 31, 2023	$3,125,000
June 30, 2023	$3,125,000
September 30, 2023	$3,125,000
December 31, 2023	$3,125,000
March 31, 2024	$3,125,000
June 30, 2024	$3,125,000
September 30, 2024	$3,125,000
December 31, 2024	$3,125,000
March 31, 2025	$3,125,000
June 30, 2025	$3,125,000
Term Loan A Maturity Date	Outstanding Principal Balance of Term Loan

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(d)             Additional Term Loans. The principal amount of any Term Loan established after the Closing Date pursuant to Section 2.1(d)(iii) shall be repaid in installments on the date and in the amounts set forth in the documents executed and delivered by the Borrower pursuant to which such additional Term Loan is established.

Section 2.7               Interest on Loans.

(a)             Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)             in the case of Revolving Loans or the Term Loan A:

(A)              if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(B)               if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii)            in the case of Swing Line Loans, at the Swing Line Rate;

(iii)          in the case of any Term Loan established pursuant to Section 2.1(d)(iii), at the percentages per annum specified in the lender joinder agreement(s) and/or the commitment agreement(s) whereby such Term Loan is established.

(b)             The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan, which may only be made and maintained at the Swing Line Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

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(c)              In connection with Adjusted LIBOR Rate Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)              Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the LIBOR Index Rate), year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted LIBOR Rate Loan, the date of conversion of such Adjusted LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)              If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f)               Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

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(g)              The Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h)             Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8               Conversion/Continuation.

(a)              So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:

(i)            to convert at any time all or any part of any Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

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(b)             The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Adjusted LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9               Default Rate of Interest.

(a)              If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b)              If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c)              During the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d)             During the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e)              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)              In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10             Fees.

(a)             Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swing Line Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

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(b)              Letter of Credit Fees.

(i)            Standby Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 9.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 9.1 (f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii)           Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

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(c)              Other Fees. The Borrower shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

Section 2.11             Prepayments/Commitment Reductions.

(a)              Voluntary Prepayments.

(i)            Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A)              with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B)               with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(C)               with respect to Swing Line Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii)           All such prepayments shall be made:

(A)              upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swing Line Loans; and

(B)               upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swing Line Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

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(b)              Voluntary Commitment Reductions.

(i)            The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swing Line Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swing Line Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii)           The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c)              Mandatory Prepayments.

(i)           Revolving Commitments. If at any time (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swing Line Loans shall exceed the Swing Line Sublimit, the Borrower shall immediately prepay Revolving Loans or Swing Line Loans or Cash Collateralize the Outstanding Amount of Letter of Credit Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swing Line Loans have been paid in full.

(ii)           Dispositions and Involuntary Dispositions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Disposition or Involuntary Disposition involving any asset of any Loan Party or any of its Subsidiaries on the Business Day following receipt thereof excluding the proceeds of any Disposition less than $2,000,000 in the aggregate in any Fiscal Year and any voluntary Disposition described in clauses (a), (b) or (c) of Section 8.5. Notwithstanding the foregoing, if at the time of the receipt of such Net Cash Proceeds the Borrower informs the Administrative Agent that it intends within 365 days after receipt thereof to use all of such Net Cash Proceeds either to purchase assets used in the ordinary course of business of the Borrower and its Subsidiaries (other than current assets, as defined in accordance with GAAP) or to make Capital Expenditures, the Borrower may use such Net Cash Proceeds in such manner; provided that any such Net Cash Proceeds not so used or committed to such use pursuant to a binding agreement on or before the earliest of the following dates shall promptly (but in any event within two (2) Business Days after such date) be applied as a prepayment in accordance with Section 2.12(b): (1) the date that is 365 days (or 540 days, if committed to such use pursuant to a binding agreement that was entered into on or before the 365th day after receipt of such proceeds and notice of such agreement has been delivered to the Administrative Agent) after receipt thereof and (2) the date that is five (5) Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to purchase such replacement assets with such Net Cash Proceeds.

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(iii)          Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv)          Excess Cash Flow. Prepayment will be made on the Obligations, on the date that is five (5) Business Days after the date following delivery of each annual Compliance Certificate delivered under Section 7.2(b), commencing with the Fiscal Year ending December 31, 2021, in an amount equal to the difference of (i) fifty percent (50%) of Excess Cash Flow, if the Consolidated Total Leverage Ratio as of the last day of the Fiscal Year covered thereby is greater than 2.50:1.0, (y) twenty-five percent (25%) of Excess Cash Flow, if the Consolidated Total Leverage Ratio as of the last day of the Fiscal Year covered thereby is less than or equal to 2.50:1.0 but greater than 2.00:1.0 and (z) zero percent (0%), if the Consolidated Total Leverage Ratio as of the last day of the Fiscal Year covered thereby is less than or equal to 2.00:1.0 minus (ii) optional prepayments of Term Loans minus (iii) optional prepayments of Revolving Loans for which there has been a permanent reduction of Revolving Commitments pursuant to Section 2.11(b) in the amount of such optional prepayment of Revolving Loans, in the case of clauses (ii) and (iii), made with Internally Generated Cash.

Section 2.12             Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:

(a)             Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower; provided that in the case of prepayments on the Term Loans, (i) the prepayment will be applied ratably to the Term Loans then outstanding and (ii) with respect to each Term Loan then outstanding, the prepayments will be applied to remaining principal installments thereunder as directed by the Borrower (or, in the absence of such direction, in direct order of maturity).

(b)              Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i)            Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(ii)           Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under Section 2.11(c)(ii) above, Debt Transactions under Section 2.11(c)(iii), and Excess Cash Flow under Section 2.11(c)(iv) shall be applied as follows: first, ratably to the Term Loans, until paid in full, and then to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to each of the Term Loans will be applied to remaining principal installments thereunder in direct order of maturity for the four (4) scheduled principal installments immediately following such prepayment and thereafter pro rata to the remaining principal installments thereunder, including the payment due on the Term Loan A Maturity Date and the maturity date for any additional term loan established under Section 2.1(d)(iii), as applicable.

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(c)              Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13             General Provisions Regarding Payments.

(a)              All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Loan Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Loan Document (subject to sufficient funds being available in its accounts for that purpose).

(b)              In the event that the Administrative Agent is unable to debit a deposit account of the Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Loan Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Loan Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.

(c)             All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d)             The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

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(e)              Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f)               Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g)              The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14             Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (B) any amounts applied by the Swing Line Lender to outstanding Swing Line Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swing Line Loans by the Swing Line Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swing Line Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply (other than payments permitted by Section 2.18 or Section 11.5(g)).

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Each of the Loan Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.15             Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a)              Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)             Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

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Section 2.16             Defaulting Lenders.

(a)              Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)          Certain Fees.

(A)              Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (B) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)              With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

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(b)              Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)             New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17             Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2, (b) any Loan Party is requested to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Loan Document that has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments requested to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18            Refinancing Facilities. After the Closing Date, the Borrower may obtain from any Lender (but with the consent of the Administrative Agent (not to be unreasonably withheld or delayed)) to refinance all or any portion of the applicable Loans or Commitments then outstanding under this Agreement (which for purposes of this Section 2.18 will be deemed to include any then outstanding Refinancing Facilities), one or more new senior secured first lien term facilities (each, a “Refinancing Term Facility” and the term loans made pursuant to a Refinancing Term Facility, “Refinancing Term Loans”) or, in the case of a refinancing and/or replacement of the Revolving Commitments or Revolving Loans, new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”, and the revolving loans made pursuant to a Refinancing Revolving Facility, “Refinancing Revolving Loans”); provided that:

(a)              the Refinancing Term Loans or Refinancing Revolving Loans, as applicable, will be pari passu in right of payment and be secured by the Collateral on a pari passu basis with the remaining portion of the Term Loans, Revolving Loans and Revolving Commitments;

(b)              with respect to any Refinancing Term Facility, such Refinancing Term Facility shall not (i) have a maturity date that is earlier than ninety-one (91) days after the maturity date of the Term Loans being refinanced by such Refinancing Term Facility or (ii) have a shorter Weighted Average Life to Maturity than the Term Loans being refinanced by such Refinancing Term Facility, and in no event shall the Refinancing Term Facility be permitted to be voluntarily or mandatorily prepaid prior to repayment of all existing Term Loans that survive the initial funding of such Refinancing Term Facility, unless accompanied by ratable prepayment of all Term Loans;

(c)              with respect to any Refinancing Revolving Facility, (i) such Refinancing Revolving Facility shall not have a maturity date that is earlier than the maturity date of the Revolving Loans or Revolving Commitments being refinanced by such Refinancing Revolving Facility, (ii) such Refinancing Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the maturity date of any existing Revolving Commitments that survive the initial funding of the Refinancing Revolving Facility and (iii) any Refinancing Revolving Facility will be subject to the same pro rata (or in the case of prepayment, pro rata or less than pro rata, but not greater than pro rata) borrowing, Letter of Credit participations, Swing Line Loan participations and prepayment and Commitment reduction provisions as the existing Revolving Commitments that survive the initial funding of the Refinancing Revolving Facility (except to the extent applicable only to periods after the latest final maturity date of the relevant Loans or Commitments existing at the time of such refinancing or replacement);

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(d)              such Refinancing Facility shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the Lenders party thereto, except as provided herein;

(e)              such Refinancing Facility shall not be secured by any assets other than the Collateral;

(f)               if any such Refinancing Facility is guaranteed, it shall not be guaranteed by any Person other than the Guarantors;

(g)              if any such Refinancing Facility will provide for the issuance or extension of Letters of Credit or the making of Swing Line Loans, then the Issuing Bank and the Swing Line Lender, respectively, shall have consented to such Refinancing Facility;

(h)             the other terms (excluding those referenced in clauses (a) through (g) above and excluding pricing, fee and prepayment or redemption provisions) of such Refinancing Facility shall be substantially identical to, or (taken as a whole) no more favorable to the Lenders providing such Refinancing Facility than those applicable to the Loans or Commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or Commitments existing at the time of such refinancing or replacement); and

(i)              the aggregate principal amount of any Refinancing Facility shall not exceed the aggregate principal amount of the Loans and Commitments being refinanced or replaced therewith, plus reasonable and customary interest, premiums, fees and expenses.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any Refinancing Facility permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 2.19             Amend and Extend Transactions.

(a)              The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Revolving Commitment Termination Date and/or the Term Loan A Maturity Date to the extended maturity date specified in such request. Such notice shall set forth (i) the amount of the Revolving Commitments and/or Term Loans to be extended (which shall be in minimum increments of $5,00,000 and a minimum amount of $10,000,000), and (ii) the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such requested Extension (or such longer or shorter periods as the Administrative Agent shall agree)). Each Appropriate Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Appropriate Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. Any Lender approached to participate in such Extension may elect or decline, in its sole discretion, to participate in such Extension. If the aggregate principal amount of Revolving Commitments or Term Loans (calculated on the face amount thereof) in respect of which Appropriate Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments or Term Loans, as applicable, requested to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Commitments or Term Loans, as applicable, of Appropriate Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Appropriate Lenders have accepted such Extension Offer.

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(b)              It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties contained in Section 6 and the other Loan Documents shall be true and correct in all material respects (or, in all respects, if already qualified by materiality) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in all respects, if already qualified by materiality) as of such earlier date, (iii) the Issuing Bank and the Swing Line Lender shall have consented to any Extension of the Revolving Commitments to the extent that such Extension provides for the issuance of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with Section 2.19(c).

(c)             The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and be set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Commitment or Extended Term Loan shall be no earlier than the Revolving Commitment Termination Date or the Term Loan A Maturity Date, respectively, (ii)(A) there shall be no scheduled amortization of the Extended Revolving Commitments and (B) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Revolving Loans and the Term Loans being extended and the borrower and guarantors of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be the same as the borrower and guarantors with respect to the Revolving Loans or applicable Term Loans being extended, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Revolving Commitments (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders and (v) to the extent the terms of the Extended Revolving Commitments or Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

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(d)              In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Notwithstanding anything herein to the contrary, any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Revolving Commitments or Extended Term Loans as a new tranche of revolving commitments or term loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of any obligations under Swing Line Loans or Letters of Credit (including Letter of Credit Obligations) upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.19).

Section 3.                  YIELD PROTECTION

Section 3.1               Making or Maintaining LIBOR Loans.

(a)             Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that reasonable and adequate means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

(b)              Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

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(c)              Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.17; or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)             Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

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(e)              Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f)               Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g)              Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced in Section 3.1(f).

(h)

(i)                Benchmark Replacement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.1(h)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.1(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.1(h).

(iv)             Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Adjusted LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Index Rate will not be used in any determination of the Base Rate.

Section 3.2                  Increased Costs.

(a)                 Increased Costs Generally. If any Change in Law shall:

(i)                impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or the Issuing Bank;

(ii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)              Capital and Liquidity Requirements. If any Lender, the Issuing Bank or the Swing Line Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)              Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)              Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in Section 3.2(c) and notifies the Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3               Taxes.

(a)              Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Law” shall include FATCA.

(b)              Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)             Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)             Tax Indemnification.

(i)               The Loan Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)               Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e)              Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                Status of Lenders; Tax Documentation.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN as applicable); or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)             Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)             Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.4               Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4.                  GUARANTY

Section 4.1                The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Qualifying Swap Providers, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2                Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)              at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)              any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Swap Provider, or any Secured Treasury Management Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c)              the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Swap Provider or any Secured Treasury Management Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)              any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)              any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Swap Provider or any Secured Treasury Management Agreement between any Loan Party or any Subsidiary of a Loan Party and any Qualifying Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3                Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4                Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5                Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6               Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Section 4.7               Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8               Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.                  CONDITIONS PRECEDENT

Section 5.1               Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)              Executed Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b)              Organization Documents. Receipt by the Administrative Agent of the following:

(i)                 Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Loan Parties certified as of a recent date by the appropriate Governmental Authority.

(ii)               Organization Documents Certificate. (A) Copies of bylaws, operating agreement, partnership agreement or like document, (B) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Loan Documents, and (C) incumbency certificates, for each of the Loan Parties, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii)             Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Loan Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(c)            Closing Certificate. Receipt by the Administrative Agent of a certificate from an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (i) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Loan Parties, if any, in connection with the consummation of the Transactions have been obtained and are in full force and effect, (ii) since December 31, 2019, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect and (iii) the conditions set forth in Sections 5.2(c) and 5.2(d) have been met as of the Closing Date.

(d)            Solvency Certificate. Receipt by the Administrative Agent of a certificate from the chief financial officer (or an equivalent officer) of Intermediate Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that, after giving effect to the Transactions on the Closing Date, the Loan Parties and their Subsidiaries are Solvent on a consolidated basis.

(e)            Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Loan Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Loan Documents and the enforceability thereof, in form and substance satisfactory to the Administrative Agent.

(f)             Personal Property Collateral. Receipt by the Collateral Agent of the following:

(i)              UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent.

(ii)              Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent.

(iii)             Pledged Capital Stock. Subject to Section 7.21(b), original certificates evidencing any certificated Capital Stock required to be pledged as collateral under the Collateral Documents, together with undated stock transfer powers executed in blank.

(iv)             Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Loan Documents, identifying the Collateral Agent as lender’s loss payable with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(g)           Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(h)           Termination of Existing Indebtedness. Receipt by the Administrative Agent of evidence that the Loan Parties shall have repaid (or shall repay concurrently with the initial funding of the Term Loan A hereunder) in full all existing Indebtedness (other than Indebtedness permitted by Section 8.1 hereunder) and all Liens securing such Indebtedness shall have been (or shall, substantially concurrently with the Credit Extension to occur on the Closing Date, be) released.

(i)             Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable out-of-pocket fees and expenses (and all filing and recording fees and taxes) required to be paid on or before the Closing Date and requested at least two (2) Business Days prior to the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

(j)             Patriot Act; Anti-Money Laundering Laws. At least five (5) Business Days prior to the Closing Date, the provision by the Loan Parties of all documentation and other information that the Administrative Agent or any Lender reasonably requests in writing at least ten (10) Business Days prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the certification regarding beneficial ownership of legal entity customers required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions.

Section 5.2             Conditions to Each Credit Extension. The obligation of each Lender or the Issuing Bank to make any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a)            the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b)            after making the Credit Extension requested on such Credit Date, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loans shall not exceed the respective Term Loan Commitments then in effect

(c)              as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (or, in all respects, if already qualified by materiality) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in all respects, if already qualified by materiality) on and as of such earlier date;

(d)             as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or Lender shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Agent or Lender, such request is warranted under the circumstances.

Section 6.                  REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Loan Party represents and warrants to each Agent and Lender as follows:

Section 6.1               Existence, Qualification and Power. Each Loan Party and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits to (i) own its assets and carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.2              Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation under any Material Contract to which any Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; (c) violate any Applicable Law (including Regulation U or Regulation X of the Board of Governors of the Federal Reserve System); or (d) result in a limitation on any material licenses, permits or other Governmental Authorization applicable to the business, operations or properties of any Loan Party.

Section 6.3               Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

Section 6.4               Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.5               Financial Statements; No Material Adverse Effect.

(a)              The audited consolidated balance sheet of the Borrower and its Subsidiaries provided to the Lenders for the most recent Fiscal Year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)              The unaudited consolidated balance sheet of the Borrower and its Subsidiaries provided to the Lenders for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent (to the extent required by GAAP), of the Loan Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)              The consolidated business plan and budget delivered pursuant to Section 7.2(c) was prepared in good faith on the basis of the assumptions stated therein, which assumptions were deemed fair by the Borrower in light of the conditions existing at the time of delivery of such business plan and budget, and represented, at the time of delivery, the Loan Parties’ best estimate of their future financial condition and performance.

(d)              Since December 31, 2019, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.6               Litigation. There are no Proceedings pending or, to the knowledge of the Loan Parties after due investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7               No Default.

(a)              No Loan Party is (i) in breach of or in default under any Material Contract, or (ii) in breach of or in default under any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)              No Default or Event of Default has occurred and is continuing.

Section 6.8               Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business. No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.

Section 6.9               Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a)              Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)              None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)              Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)              Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)              No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)               There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 6.10            Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties complies with the requirements of Section 7.7.

Section 6.11            Taxes. The Loan Parties and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested. There is no material proposed tax assessment against any Loan Party or Subsidiary. No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 6.12             ERISA Compliance.

(a)              Each ERISA Plan and each Loan Party is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations and published interpretations thereunder, and other federal or state laws. Each ERISA Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has a currently effective favorable determination letter (or in the case of a volume submitter or prototype plan is the subject of a currently effective favorable opinion letter) from the IRS or an application for such letter is currently being processed by the IRS with respect thereto (and each ERISA Plan has been timely amended to reflect changes in the applicable qualification requirements under Section 401(a) of the Internal Revenue Code and any applicable IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to each ERISA Plan subject to Sections 412 and 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Internal Revenue Code has been made with respect to any ERISA Plan. Each Loan Party and each ERISA Affiliate has performed all their obligations under each ERISA Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each ERISA Plan, any reports, returns, notices and other documentation required to be filed or furnished.

(b)             There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)               (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability and no other ERISA Plan providing retiree welfare benefits has any unfunded liability for benefits; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.13            Subsidiaries. Set forth on Schedule 6.13, is the jurisdiction of organization, the exact legal name (and for the prior five (5) years or since the date of its formation has been), chief executive office and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Loan Party and each of its Subsidiaries as of the Closing Date, together with (a) the number of shares of each class of Capital Stock of any Loan Party outstanding as of the Closing Date and (b) the number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary as of the Closing Date. None of the Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Loan Party and each Subsidiary is validly issued, and, in the case of any Loan Party that is a corporation, fully paid and non-assessable. No Subsidiary has outstanding any shares of Disqualified Capital Stock.

Section 6.14            Margin Regulations; Investment Company Act, Use of Proceeds.

(a)              The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b)              None of the Loan Parties, any Person Controlling any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)               No proceeds of any Borrowing will be used in violation of Section 8.11.

Section 6.15             Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and at the time made available to Administrative Agent and the Lenders. Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts and information of a general industry nature delivered by Loan Parties hereunder are not factual representations and that the actual financial results of the Loan Parties and their Subsidiaries may differ from the pro forma financial statements and other economic forecasts submitted from time to time. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 6.16            Compliance with Laws. Each of the Loan Parties and each Subsidiary has operated at all times in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities. Without limiting the generality of the foregoing:

(a)              neither any Loan Party nor any Subsidiary thereof is in receipt of any written notice of any material violation of any Applicable Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; and

(b)              neither any Loan Party nor any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

Section 6.17            Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the right to use, as of the Closing Date (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate). No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, (or following the delivery of the first Compliance Certificate hereunder, as of the date of the most recently delivered Compliance Certificate), none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

Section 6.18            Broker’s Fees. Neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.

Section 6.19            Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

Section 6.20            Business Locations. Set forth on Schedule 6.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party (excluding the location of moveable assets, which are moved from location to location in the ordinary course of business) with a value in excess of $1,000,000 is located as of the Closing Date.

Section 6.21            Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens as of the Closing Date. The exact legal name of each Loan Party is as set forth on the signature pages hereto as of the Closing Date.

Section 6.22            Solvency. Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents, (d) the payment of any Restricted Payment and (e) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.

Section 6.23            Holding Company Status. Neither Holdings nor Intermediate Holdings is engaged in any trade or business in violation of Section 8.16.

Section 6.24            Patriot Act. Each Loan Party and its Subsidiaries are in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any Person, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.25            Regulatory Matters. Without limiting the generality of any other representation or warranty made in this Agreement, each Loan Party hereby represents and warrants that, except as disclosed in Schedule 6.25(a), the following statements are true, complete and correct, and the Loan Parties hereby covenant and agree to notify the Administrative Agent within three (3) Business Days (but in any event prior to the Loan Parties submitting any requests for advances of reserves or escrows) following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to the Administrative Agent the scope and nature of the fact, event or circumstance), and shall provide to the Administrative Agent within two (2) Business Days of the Administrative Agent’s request, such additional information as the Administrative Agent shall reasonably request regarding such disclosure:

(a)               Permits. Each Loan Party has (i) each Permit and other rights from, and have made all material declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals as materially necessary to engage in the Business conducted by the Loan Parties and the ownership, if any, and operation of the Facilities, and (ii) no knowledge that any Governmental Authority is considering materially limiting, suspending or revoking any such Permit. All such Permits are valid and in full force and effect and each Loan Party is in material compliance with the terms and conditions of all such Permits except where failure to be in such compliance or for a Permit to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(b)              Specific Licensing. Each Loan Party is duly licensed under the Applicable Law of each state where such Loan Party conducts business and is required to be licensed to conduct business. Each Loan Party owns, leases or operates a health care business and/or provides health care goods and services and (i) if it maintains Medicare and Medicaid provider status, is the holder of the provider identification numbers as identified on Schedule 6.25(b) hereto, all of which are current and valid and such Loan Party has not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (ii) has obtained all material Permits necessary for any Loan Party to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the payors of its accounts (as defined in the UCC) and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code. No Loan Party has been notified by any such Governmental Authority or other Person during the immediately preceding twenty-four (24) month period that such party has rescinded, limited or not renewed, or intends to rescind, limit or not renew, any such license or approval.

(c)               Physician Ownership. Except as set forth on Schedule 6.25(c), no physician has any direct or indirect “financial relationship” that constitutes an “ownership or investment interest” (each as defined in 42 CFR 411.354(b)) in any Loan Party or any Affiliate of any Loan Party.

(d)               Participation Agreements/Provider Status/Cost Reports.

(i)               Each Loan Party has the requisite participation agreement or provider number or other Permit to bill Medicare and/or Medicaid program in the state or states in which such Loan Party operates (to the extent such Loan Party participates in Medicare or Medicaid in such state or states) and all other Third Party Payor Programs which have historically accounted for any portion of the revenues of the Business or such Loan Party the loss of which could not reasonably be expected to have a Material Adverse Effect.

(ii)               Except as could not reasonably be expected to have a Material Adverse Effect:

(A)              there is no investigation, audit, claim review, or other action pending or, to the knowledge of any Loan Party, threatened which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Participation Agreement or provider number or result in a Loan Party’s exclusion from any Third Party Payor Program;

(B)              no Third Party Payor Program has made any decision not to renew any Participation Agreement or provider agreement related to the Business;

(C)              no Loan Party has made any decision not to renew any Participation Agreement or provider agreement; and

(D)              no action is pending or threatened to impose sanctions with respect to the Business or a penalty, sanction, fine or imposition upon any Loan Party.

(iii)            To the knowledge of each Loan Party, each Loan Party and its contractors, have properly and legally billed all Third Party Payors (or intermediaries of Third Party Payors, as applicable) for goods and services rendered with respect to the Business and have maintained their records to reflect such billing practices. No material funds relating to any Loan Party are now, or, to the knowledge of any Loan Party will be, withheld by any Third Party Payor.

(iv)            All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by each Loan Party are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for any goods and services rendered with respect to the Business remain “open” or unsettled. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending with respect to the Business or any Loan Party that could reasonably be expected to have a Material Adverse Effect and no Loan Party has any knowledge that any cost reports or financial reports previously given or declared are inaccurate.

(v)           Other than funds advanced by Governmental Authorities in connection with disaster relief or similar programs to businesses similarly situated to the Loan Parties, no Loan Party has any obligation (whether or not currently due) under or pursuant to any agreement, instrument or applicable Law to reimburse, repay or make payment to any Governmental Authority for any loans, advances, grants or monies given or paid to any Loan Party or any Affiliate of any Loan Party and no Person asserts a claim that any such Loan Party has any such obligation to reimburse, repay or make payment to any Governmental Authority for any loans, advances, grants or monies given or paid to any Loan Party or any Affiliate of any Loan Party.

(e)                No Violation of Healthcare Laws. No Loan Party is in violation of any Healthcare Laws, except where any such violation could not reasonably be expected to have a Material Adverse Effect. With respect to any existing Healthcare Laws not currently effective (any “Future Effective Healthcare Law”), no Loan Party is aware of any fact, circumstance or condition that exists that if not cured or corrected would constitute a violation of any Future Effective Healthcare Law when the obligation of compliance under such Future Effective Healthcare Law becomes effective, except where any such violation would not have a Material Adverse Effect.

(f)                Proceedings. No Loan Party is subject to any proceeding, suit or, to any Loan Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which could reasonably be expected to result in the imposition of a material fine, sanction, or lower reimbursement rate for products or services rendered to eligible patients which has not been provided for on their respective financial statements, or which could reasonably be expected to have a Material Adverse Effect on any Loan Party or the operation of the Business or any material aspect thereof; (ii) which could reasonably be expected to result in the revocation, transfer, surrender, suspension or other impairment of a material portion of the Required Permits of the Business; (iii) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Loan Party (including, but not limited to, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports, other than as set forth on Schedule 6.25(f) or otherwise not in an amount material to the Business; or (iv) which pertains to or requests any voluntary disclosure pertaining to a potential material overpayment matter involving the submission of claims to such payor by any Loan Party.

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(g)                Fraud & Abuse.

(i)                 No Loan Party has, or to its knowledge has been threatened to have, and no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party has, engaged in any of the following: (A) knowingly and willfully making or causing to be made any materially false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any materially false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, or any other governmental payor; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for Governmental Authority certification, or (2) information required to be provided under 42 U.S.C. § 1320a-3.

(ii)              No Loan Party has been, or to its knowledge has been threatened to be, and no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 8.4), or other applicable Laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto except as set forth on Schedule 6.25(g)(ii)(F).

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(h)       Data Privacy.

(i)       No Loan Party has received written notice, nor to the knowledge of such Loan Party, oral notice, of any claim that the Loan Party or any of its respective contractors or employees, have suffered a breach of Personal Information as defined under applicable Law or is not in compliance with Applicable Laws relating to the collection, use or disclosure of Personal Information, except to the extent any such breach or non-compliance: (i) did not require and is not likely to require the Loan Party to provide notification in accordance with applicable Law to affected customers, patients or other impacted individuals, or to any Governmental Authority; (ii) would not be reasonably likely to have a Material Adverse Effect; or (iii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging a breach of Personal Information or non-compliance with of Law or referencing the investigation of any such breach of Personal Information or non-compliance with Law.

(ii)       Each Loan Party has been, and is, in compliance with all Applicable Laws relating to Personal Information. Each Loan Party maintains in effect data privacy and security policies that comply with Applicable Laws (including without limitation, policies, training and procedures to ensure compliance with, the transaction standards, privacy standards and security standards promulgated pursuant to HIPAA), applicable to the conduct of its respective business and the types of Personal Information that the Loan Party collects from individuals and the uses and disclosures of such Personal Information.

Section 6.26            Compliance of Products.

(a)              Each Loan Party:

(i)                except as set forth on Schedule 6.26(a), has been operating in compliance in all material respects with all reporting and regulatory requirements imposed upon it as well as the Specified Laws, including reporting to FDA and other agencies, to include state government agencies of product deviations, contamination or of device malfunctions and/or device-related serious injuries or deaths and reporting to FDA of Corrections or Removals, when and as required under the FDCA;

(ii)              has not, and none of its officers, directors, employees, shareholders, their agents or affiliates have, made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

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(iii)             has not received any notice that any Governmental Authority, including the FDA, the Office of the Inspector General of HHS, the United States Department of Justice or any equivalent foreign agency, has commenced or threatened to initiate any action to enjoin a Loan Party, or any of its officers, directors, employees, shareholders, agents or Affiliates, from conducting their respective businesses at any facility owned or used by any of them, or for any material civil penalty, injunction, seizure or criminal action, or which would result in the revocation, transfer, surrender, suspension or other material impairment of any material portion of the Required Permits;

(iv)             is not a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.);

(v)              has not been threatened to be (A) excluded from United States health care programs pursuant to 42 U.S.C. §1320a7 and related regulations, (B) “suspended” or “debarred” from selling products to the United States government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable Laws or regulations, or (C) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law;

(vi)              is in material compliance with all Environmental Laws;

(vii)            maintains or causes to be maintained a standard of care in the storage, use, transportation and disposal of all Products, medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is at least comparable to that which exists on the date of this Agreement and that is in conformity in all material respects with all Applicable Laws;

(viii)          maintains or causes to be maintained corporate regulatory compliance program (“CCP”) in accordance with Specified Laws, applicable regulatory guidance, and customary business practices for each Loan Party which includes at least the following components: (A) specific officer within high-level personnel identified as having overall responsibility for regulatory compliance (B) training and education programs which effectively communicate the compliance standards and procedures to employees and agents; (C) policies and procedures to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (D) consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the CCP; and (E) mechanisms to immediately respond to detected violations of the CCP;

(ix)            except as set forth on Schedule 6.26(a), has not received from the FDA at any time warning letters, Form FDA-483 inspection reports, “Untitled Letter”, other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, including the FDCA, or any comparable correspondence from any state or local authority responsible for regulating medical device products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof;

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(x)              has entered into a Transport and Disposal Agreement with a reputable and qualified Person for the transport and disposal of hazardous wastes pursuant to which such Person has agreed to provide such transport and disposal services at all facilities at which such biomedical wastes and hazardous wastes are generated in conformity in all material respects with all Applicable Laws and such Transport and Disposal Agreement remains in full force and effect; and

(xi)            except as set forth on Schedule 6.26(a), maintains or causes to be maintained a policy that prevents the exposure of employees or contractors to bloodborne pathogens by prohibiting staff from handling returned or used Product if such Product is not received in a decontaminated manner.

(b)            With respect to Products:

(i)                 No Loan Party has acquired, received, or otherwise transferred any human tissue or organs for valuable consideration for use in human transplantation, in violation of any Applicable Law.

(ii)               Except as set forth on Schedule 6.26(b), each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Applicable Laws, including but not limited to the FDCA;

(iii)             Without limiting the generality of Section 6.26(a)(i) above, with respect to any Product being tested or manufactured by any Loan Party or any Subsidiary of any Loan Party, such Person has received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of such Person, and such Person has not received any notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) such Person’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Applicable Law (including Healthcare Laws) and/or the Required Permits related to the manufacture of such Product, or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by such Person should cease;

(iv)            Without limiting the generality of Section 6.26(a)(i) above, with respect to any Product marketed, leased, rented, or sold by any Loan Party or any Subsidiary of any Loan Party, such Person shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed, leased, rented, or sold by such Person, and such Person has not received any notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace; and

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(v)                the Loan Parties and their Subsidiaries have not experienced any significant failures in their manufacturing of any Product such that the amount of such Product successfully manufactured by them in accordance with all specifications thereof and any required payments related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month.

(c)              Neither the execution nor performance by any Loan Party of any Loan Documents, nor the exercise of any remedies by any party thereunder, will adversely affect any of the Required Permits.

Section 6.27            OFAC. Neither any Loan Party nor any Subsidiary or any Affiliate thereof is in violation of any of the Sanctions. Neither any Loan Party nor any Subsidiary thereof, nor to the knowledge of such Loan Party or any of its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in a Sanctioned Entity, (c) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (d) is owned or controlled by a Sanctioned Entity or a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

Section 6.28            Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 7.                  AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 7.1               Financial Statements. Deliver to the Administrative Agent for the benefit of each Lender:

(a)                Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2020) of AdaptHealth Corp., consolidated balance sheets of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the consolidated financial statements audited and accompanied by a report and opinion of KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, explanation or exception or any qualification, explanation or exception as to the scope of such audit;

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(b)                Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters (commencing with the Fiscal Quarter ending September 30, 2020) of each Fiscal Year of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries, consolidated balance sheets of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                Management Discussion and Analysis. Concurrently with any delivery under clause (a) or (b) of this Section 7.1, a management discussion and analysis describing any differences in the reported financial results as between the periods covered and that in the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the budget delivered pursuant to Section 7.2(c) below, which shall include, among any other information or explanation reasonably requested by the Administrative Agent, an explanation of any revenues, Consolidated EBITDA, Consolidated Capital Expenditures and new or lost customers that would assist the Lenders to better understand the results being reported.

Notwithstanding the foregoing, documents required to be delivered pursuant to clauses (a) and (b) of this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Loan Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents; provided that the Borrower shall promptly notify (which may be by electronic mail) the Administrative Agent of the filing and availability of any such item and provide to the Administrative Agent by electronic mail a link thereto.

Section 7.2               Certificates; Other Information. Deliver to the Administrative Agent for the benefit of each Lender, in form and detail satisfactory to the Administrative Agent:

(a)               Accountant Certification. Concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)               Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a duly completed Compliance Certificate executed by an Authorized Officer of the Borrower, and such Compliance Certificate shall include such supplements to Schedule 6.17 as are necessary such that, as supplemented, such Schedule would be accurate and complete as of the date of such Compliance Certificate; provided, however, that in the event that any item included in such supplement shall constitute, result in or disclose a Default or an Event of Default hereunder, in no event shall the delivery of such supplement constitute a waiver of such Default or Event of Default by the Administrative Agent or any Lender;

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(c)                Annual Budget. Within sixty (60) days after the end of each Fiscal Year, the annual business plan and budget of AdaptHealth Corp., Holdings, and the Loan Parties and their respective Subsidiaries containing, among other things, projected financial statements (including, without limitation, consolidated balance sheets of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries as at the end of each such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for each such Fiscal Quarter) for each Fiscal Quarter through the Term Loan A Maturity Date;

(d)              Audit Letters. Copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of AdaptHealth Corp., Holdings, and the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them;

(e)              Public Company Reporting. (i) Promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of AdaptHealth Corp. and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or to a holder of any Indebtedness owed by AdaptHealth Corp., Holdings, Intermediate Holdings, any Loan Party, or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning environmental, health or safety matters, and (iii) all material reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; and

(f)                 Additional Information. Promptly (and in any event within two (2) days after a request therefor), such additional information (including Medicare and Medicaid cost reports and audits) regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including as required under the Patriot Act and the Beneficial Ownership Regulation).

Section 7.3               Notices.

(a)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of the occurrence of any Default or Event of Default.

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(b)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of the occurrence of any ERISA Event.

(d)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and each Lender in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(e)                Promptly (and in any event within two (2) Business Days), notify the Administrative Agent and each Lender, in writing, of the threat or institution of, or any material adverse development in, any Proceeding against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $10,000,000, (ii) which could reasonably be expected to have a Material Adverse Effect, (iii) which seeks injunctive relief which, if granted, could reasonably be expected to result in losses, costs or expenses in excess of $10,000,000, (iv) which alleges criminal misconduct by any Loan Party, or (v) which alleges the material violation of any law regarding any Environmental Liability.

(f)                Immediately notify the Administrative Agent and each Lender, in writing, upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party of, (i) any Loan Party’s default pursuant to the terms of any Material Contract to which such Loan Party is a party or (ii) the termination of, or the intent or threat to terminate, any such Material Contract.

(g)               Upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.9 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such Facilities. If the Loan Parties fail to deliver such an environmental report within forty-five (45) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

(h)                Promptly notify the Administrative Agent and each Lender of any Loan Party’s receipt of notice of any citation, any investigation or audit, or pending or threatened proceedings relating to, any material violation by any Loan Party of any Healthcare Law, including, (x) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (y) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS (formerly HCFA), or any other Governmental Authority.

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(i)                 Promptly notify the Administrative Agent and each Lender of any Loan Party’s receipt of a written recommendation from any Governmental Authority or other regulatory body that such Loan Party should have its licensure, provider or supplier number or accreditation suspended, revoked, or limited in any material way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare, or any other government program regulations suspended, revoked, or limited in any material way.

(j)                 Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(k)                In addition to and not in limitation of any other provision of this Agreement, it is understood and agreed that Borrower shall (a) within two (2) Business Days notify the Administrative Agent and each Lender of any material adverse developments related to that certain subpoena dated July 11, 2017 and issued to Borrower or any other Loan Party by the United States Attorneys’ Office for the Eastern District of Pennsylvania pursuant to 18 U.S.C. § 3486 (the “Subpoena”), (b) shall participate in a phone call with the Administrative Agent and the Lenders quarterly, at the request of the Administrative Agent, in order to provide an update on the status of the Subpoena, relevant related details and what action the Loan Parties have taken over the course of the previous quarter and propose to take with respect thereto, and (c) shall provide such other documents, instruments, agreements and information related to the Subpoena as reasonably requested by the Administrative Agent and each Lender.

Each notice pursuant to this Section 7.3 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto. Each notice pursuant to Section 7.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 7.4               Payment of Obligations: Tax Returns.

(a)                Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being Properly Contested.

(b)                Timely file or cause to be timely filed all federal, state and other material tax returns required to be filed.

Section 7.5               Preservation of Existence, Material Contracts, Etc.

(a)                Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization except in a transaction permitted by Section 8.4 or Section 8.5.

(b)                Preserve, renew and maintain in full force and effect its good standing and qualification to do business under the laws of the jurisdiction of its organization and in any other jurisdiction where failure to so maintain good standing or qualification would have or would constitute a Material Adverse Effect.

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(c)                Preserve, renew and maintain all Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated.

(d)               Preserve, register and renew whenever applicable all of its material registered patents, copyrights, trademarks, trade names and service marks as are necessary for the conduct of its business as currently conducted and herein contemplated.

(e)               Maintain all Material Contracts to which it is a party without default or right of any counterparty thereto to terminate or accelerate thereunder unless replaced with one or more alternative contracts of substantially equivalent value.

Section 7.6               Maintenance of Properties.

(a)                Maintain, preserve and protect all of its property owned or used in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                Make all necessary repairs thereto and renewals and replacements thereof.

(c)                Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

Section 7.7               Maintenance of Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers rated not less than A-, Class VII by Best’s, commercial general liability insurance, professional liability insurance, product liability insurance, pollution liability insurance and all risk property insurance, in each case with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons (including perils of flood, quake and/or windstorm, as applicable) and reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, each of the Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the holders of the Obligations, as an additional insured by endorsement thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the holders of the Obligations, as the lender’s loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

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Section 7.8               Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and Governmental Approvals applicable to it (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Applicable Law or order, writ, injunction or decree is being Properly Contested or where failure to comply could not reasonably be expected to have a Material Adverse Effect. The Loan Parties will (i) other than with respect to a Voluntary Termination, maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any healthcare or other business conducted or hereafter conducted or of the Business as it is currently conducted, all Permits necessary under Healthcare Laws to continue to bill or receive payment or reimbursement under all Third Party Payor Programs in which any Loan Party or the Business participates as of the date of this Agreement or any time hereafter, and (ii) provide to the Administrative Agent upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the Business and the business of each Loan Party (collectively, “Participation Agreements”). Other than with respect to a Voluntary Termination, the Loan Parties will at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to such Loan Party necessary in order to maintain in good standing and without default or limitation under all such Participation Agreements.

Section 7.9               Books and Records.

(a)                Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be, in each case in accordance with GAAP.

(b)                Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

Section 7.10            Inspection Rights. Permit (a) representatives and independent contractors of the Administrative Agent and the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and conduct audits and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that absent the existence of a Default or Event of Default, the Loan Parties shall be liable for no more than one (1) such inspection in any Fiscal Year; and (b) representatives and independent contractors of the Administrative Agent and the Collateral Agent to conduct an annual audit of the Collateral at the expense of the Loan Parties and upon reasonable advance notice to the Loan Parties; provided that when a Default or an Event of Default exists the Collateral Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and, in the case of Collateral audits, as frequently as deemed necessary by the Collateral Agent. A representative of each Lender shall have the right to accompany the Administrative Agent in connection with all such inspections, audits and examinations (at such Lender’s sole cost and expense if a Default or an Event of Default has not occurred and is continuing).

Section 7.11            Use of Proceeds.

(a)                Use the proceeds of the Term Loan A to (i) refinance certain existing Indebtedness of the Loan Parties and their Subsidiaries simultaneously with the closing of this agreement, and (ii) pay transaction costs, fees and expenses related thereto.

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(b)                Use proceeds of the Revolving Loans and Swing Line Loans to (i) finance working capital, make Capital Expenditures, and for other general corporate purposes, and (ii) finance Permitted Acquisitions and to pay fees and transaction costs associated with such Permitted Acquisitions.

(c)                Notwithstanding the foregoing, in no event shall the proceeds of any Credit Extension be used in contravention of Applicable Laws or of any Loan Document.

Section 7.12            Additional Subsidiaries. Simultaneously with (or such longer period as may be agreed by the Collateral Agent at its sole option) any Acquisition or the formation of any Subsidiary:

(a)                notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)               within thirty (30) days (in each case, or such later date as may be agreed by the Collateral Agent at its sole option) of any Permitted Acquisition or any Subsidiary being formed, cause each Subsidiary formed or acquired in connection with such Permitted Acquisition, other than an Excluded Subsidiary or an Excluded Foreign Subsidiary, to (A) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other document as the Administrative Agent may reasonably request for such purpose (including as required under the Security Agreement), and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.1(b), (c), and (e) and take any actions required under Section 7.14, and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.13            ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each ERISA Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each ERISA Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any ERISA Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

Section 7.14            Further Assurances.

(a)              To the extent not delivered to the Collateral Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Loan Parties will promptly (and in any event within thirty (30) days) deliver to the Administrative Agent such modifications to the terms of the Loan Documents, in each case, in form and substance reasonably satisfactory to the Collateral Agent and as the Collateral Agent reasonably deems necessary or advisable in order to ensure that each Loan Party (including any Person required to become a Guarantor pursuant to Section 7.12 hereof) shall effectively grant to the Collateral Agent, for the benefit of holders of the Obligations, a valid and enforceable security interest in all of its property, including all of its Capital Stock (other than Excluded Property), as security for the Obligations of such Loan Party.

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(b)               Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock owned by the Loan Parties of each Domestic Subsidiary and (b) 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock owned by the Loan Parties entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party or any Foreign Subsidiary Holdco owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Collateral Agent shall request; provided, however, that the Loan Parties shall not be required to pledge the Capital Stock of any non-Wholly Owned Subsidiary to the extent (a) consent of the minority investor is required pursuant to the Organization Documents of such non-Wholly Owned Subsidiary (and such consent was not required in connection with or in contemplation or anticipation of such pledge) and not obtained after using commercially reasonable efforts and (b) such non-Wholly Owned Subsidiary is an Excluded Subsidiary.

(c)                If an Event of Default exists, with respect to each account (as defined in the UCC) for which either the perfection, enforceability, or validity of the Collateral Agent’s Liens in such account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Collateral Agent may from time to time reasonably request to ensure such perfection, enforceability, validity of the Lien or right to obtain direct payment, including compliance with the Federal Assignment of Claims Act of 1940.

(d)              If an Event of Default exists, each Loan Party shall grant (and in any event, shall be deemed to grant) a first priority, perfected Lien (except for Permitted Liens) on any additional Property of the Loan Parties (including Excluded Property other than as described in clauses (e), (h) and (j) of the Excluded Property definition) in favor of Collateral Agent for the benefit of itself, the Administrative Agent, the other Lenders and the other holders of the Obligations to secure the Obligations pursuant to the terms and conditions of the Collateral Documents as requested by Administrative Agent in its sole discretion.

(e)             Each Loan Party will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent for the benefit of holders of the Obligations on the Collateral (including Collateral acquired after the Closing Date), including on any and all assets of each Loan Party (other than Excluded Property), whether now owned or hereafter acquired.

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Section 7.15            Covenant with Respect to Environmental Matters. In respect of all environmental matters:

(a)               comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities, provided, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be Properly Contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;

(b)                promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 6.9 to cease to be true in all material respects (without duplication of any materiality qualifier therein) for any time before the Revolving Commitment Termination Date;

(c)               not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;

(d)             promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Loan Parties’ expense; and the Loan Parties agree that the Administrative Agent has the right, at its sole option but at the Loan Parties’ expense, to have an environmental engineer or other representative review the work being done; and

(e)             indemnify, protect, defend and hold harmless each Indemnitee from and against and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, any Lender, the Administrative Agent, any other Indemnitee or the Facilities. The provisions of this Section 7.15(e) shall continue in effect and shall survive the Revolving Commitment Termination Date.

Section 7.16            Covenants with Respect to Real Property. With respect to any Real Property (other than Excluded Property) acquired by any Loan Party after the Closing Date, deliver to the Administrative Agent within sixty (60) days of the date such Real Property was acquired, as the case may be, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)                a Mortgage encumbering the fee interest of any Loan Party in such Real Property;

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(b)                all other Mortgage Supporting Documents required by Administrative Agent with respect to such Real Property; and

(c)                evidence reasonably satisfactory to the Administrative Agent of comprehensive “all risk” insurance with respect to such Real Property in form and substance satisfactory to the Administrative Agent.

Section 7.17            Lenders Meetings. The Loan Parties will, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent; provided that during the existence of an Event of Default, meetings may be held more frequently than once per Fiscal Year.

Section 7.18            Covenants Regarding Products and Compliance with Required Permits.

(a)                Without limiting the generality of Section 7.8, each Loan Party and its Subsidiaries shall comply fully and completely in all material respects with all Required Permits at all times issued by any Governmental Authority, including the FDA, with respect to such development, testing, manufacture, marketing, sales, or leasing of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all notifications, reports, submissions, Required Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Laws (which reports shall be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the Required Permits remain in full force and effect.

(b)                Loan Parties and their Subsidiaries shall maintain in full force and effect the Transport and Disposal Agreement or such other agreement in form and substance for the transport and disposal of hazardous wastes with respect to all facilities at which such waste is generated.

Section 7.19            Healthcare Operations. Without limiting the generality of the foregoing covenants and to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, the Loan Parties hereby covenant that the Loan Parties will:

(a)                timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports or documents of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled);

(b)                maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts that would materially impair the use or operation of any healthcare or other business conducted or hereafter conducted by any Loan Party, all Permits necessary under Healthcare Laws to carry on the Business of the Loan Parties as it is conducted on the Closing Date or substantially similar thereto; and

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(c)                remain in material compliance with all Applicable Laws with respect to matters relating to patient or individual health care or Personal Information or data, including compliance in all material respects with applicable Privacy Laws, including HIPAA, by continuing to adopt, implement and maintain policies, procedures and continued personnel training regarding the transaction standards, privacy standards and security standards promulgated pursuant to HIPAA, and maintain information security process that (i) include safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary data or individually identifiable health information used, disclosed, or accessed and (ii) are designed to protect against unauthorized access to the Systems, the data and the systems of any third person service providers that have access to the Loan Parties’ data or Systems in compliance with applicable requirements of Privacy Laws.

Section 7.20            Patriot Act; OFAC. The Loan Parties will (a) comply with the Patriot Act, (b) use no part of the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and (c) comply with Sanctions.

Section 7.21            Post-Closing Obligations.

(a)                Within forty-five (45) days of the Closing Date, the Loan Parties shall use commercially reasonable efforts to (i) obtain amendments to the collateral descriptions included on certain UCC financing statements identified by the Administrative Agent evidencing purchase money Indebtedness of Loan Parties and filed by (x) VGM Financial Services, a division of TCF National Bank, as secured party and (y) TCF Equipment Finance, a division of TCF National Bank, as secured party, and (ii) terminate certain UCC financing statements identified by the Administrative Agent evidencing prior Indebtedness of the Loan Parties that was repaid in full in connection with past Acquisitions; and

(b)                Within fifteen (15) Business Days of the Closing Date (or such longer period as may be agreed by the Collateral Agent at its sole option), the Loan Parties shall provide to the Collateral Agent undated stock transfer powers executed in blank with respect to the certificates evidencing the Pledged Equity (as defined in the Pledge and Security Agreement) set forth on Schedule 1 to the Pledge and Security Agreement.

Section 8.                  NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 8.1               Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Earn-Out Obligations), except:

(a)                the Obligations;

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(b)                Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 8.1 and refinancings and extensions of any such Indebtedness if the representations, warranties, covenants, events of default and other material terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause shall not (i) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (ii) exceed in a principal amount the Indebtedness being renewed, extended or refinanced;

(c)                purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries to finance the purchase of fixed assets; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $40,000,000;

(d)                Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Borrower that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);

(e)                intercompany Indebtedness permitted under Section 8.3; provided that any Indebtedness of a Loan Party owing to any Subsidiary that is not a Loan Party shall be subject to a Subordination Agreement acceptable to the Administrative Agent in its sole discretion;

(f)                Indebtedness assumed in connection with (or attaching to assets of a Person that becomes a Subsidiary in connection with) a Permitted Acquisition; provided that (i) the aggregate amount of such Indebtedness shall not exceed $7,500,000 in the aggregate at any time outstanding and (ii) such Indebtedness exists at the time such Person becomes a Subsidiary or such Permitted Acquisition occurs and is not created in contemplation of or in connection therewith;

(g)             Guarantees with respect to Indebtedness permitted under this Section 8.1;

(h)             current Indebtedness maturing in less than one (1) year and incurred in the ordinary course of business for raw materials, supplies, equipment, services Taxes or labor;

(i)              so long as in the aggregate such Indebtedness does not exceed $4,000,000, Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice;

(j)             Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

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(k)               Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l)                Indebtedness due to sellers in connection with Permitted Acquisitions, including any Earn-Out Obligations incurred in connection thereto, so long as for all other Permitted Acquisitions, the aggregate principal amount of such Indebtedness shall not exceed $20,000,000 at any time outstanding and shall, at the request of the Administrative Agent, be subject to a Subordination Agreement acceptable to the Administrative Agent in its sole discretion;

(m)              Incremental Equivalent Debt;

(n)              other unsecured Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding; and

(o)              other senior unsecured Indebtedness (“Senior Unsecured Indebtedness”) of the Borrower in an aggregate principal amount not to exceed $350,000,000; provided that:

(i)                 no Default or Event of Default has occurred and is continuing immediately prior to or after giving effect to the incurrence of such Indebtedness;

(ii)               the Borrower shall have delivered to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower demonstrating that, upon giving effect to the incurrence of such Indebtedness and the application of proceeds thereof on a Pro Forma Basis, (A) the Borrower shall be in compliance with the financial covenants set forth in Section 8.8, and (B) the Consolidated Total Leverage Ratio shall not exceed the ratio that is 0.25:1.00 less than the otherwise permitted maximum Consolidated Total Leverage Ratio under Section 8.8(a) for the applicable Fiscal Quarter;

(iii)             the maturity date of such Indebtedness shall be at least 181 days after the later of the Revolving Commitment Termination Date and the Term Loan A Maturity Date at the time of issuance of such Senior Unsecured Indebtedness;

(iv)          such Indebtedness shall not be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal other than in connection with (x) a change of control (or other comparable term) and (y) sales or other dispositions of property (including casualty events) in each case to the extent such proceeds are not required to prepay the obligations arising under this Agreement or any restatement, renewal or refinancing thereof; and

(v)            such Indebtedness shall not be subject to any covenants or events of default that are materially more restrictive than covenants and events of default that are usual and customary for senior unsecured high yield notes giving due regard to prevailing conditions in the syndicated loan and financial markets and operational requirements of the Borrower and its Subsidiaries.

Section 8.2               Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a)                Liens pursuant to any Loan Document;

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(b)                Liens existing on the Closing Date and listed on Schedule 8.2;

(c)                Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being Properly Contested;

(d)                statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, (i) are unfiled and no other action has been taken to enforce the same or (ii) are being Properly Contested;

(e)                segregated cash pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                segregated cash deposits to secure the performance of bids, trade contracts, licenses and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature (other than Indebtedness) incurred in the ordinary course of business;

(g)              easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)              Liens securing Indebtedness permitted under Section 8.1(c), provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens (unless such Lien is a refinancing a pre-existing Lien) attached to such Property concurrently with or within thirty (30) days after the acquisition thereof;

(i)              leases, non-exclusive licenses or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary and not adverse to the interests of the Agents or the Lenders in any material respect;

(j)            any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(k)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;

(l)            Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m)         Liens solely on any cash earnest money deposits made by any Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

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(n)          all bonds, deposits and security instruments or other Liens required or imposed by any Governmental Authority or Third Party Payor in connection with the Business of the Loan Parties in the ordinary course of business;

(o)           Liens in favor of the Issuing Bank or the Swing Line Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(p)          Liens consisting of judgment, appeal bonds, judicial attachment liens or other similar Liens arising in connection with court proceedings; provided that the enforcement of such Liens is effectively stayed and all such Liens secure judgments the existence of which do not constitute an Event of Default under Section 9.1(h);

(q)          Liens (junior in priority and subordinated in all respects to the Liens securing the Obligations in a manner satisfactory to the Collateral Agent through at least one hundred and eighty (180) days following the Term Loan A Maturity Date (as such date may be extended through any amendment, restatement, supplement or other modification to this Agreement)) securing Indebtedness permitted under Section 8.1(l);

(r)            Liens securing Indebtedness permitted under Section 8.1(m); and

(s)           Liens not otherwise permitted hereunder so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $20,000,000 at any time outstanding.

Section 8.3            Investments. Make any Investments, except:

(a)           cash or Cash Equivalents;

(b)          accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d)          Investments existing as of the Closing Date and set forth in Schedule 8.3; provided that the amount of such Investment is not increased after the Closing Date except in accordance with this Section 8.3;

(e)           Guarantees permitted by Section 8.1;

(f)            Permitted Acquisitions and Capital Expenditures otherwise permitted hereunder;

(g)           loans or advances to officers, directors, managers, consultants and employees of any Loan Party for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business or constituting advances in payroll payments and expenses or relating to indemnification or reimbursement in respect of liability relating to their serving in any capacity in the ordinary course of business; provided, such loans and advances at any time outstanding shall not in the aggregate exceed $2,000,000;

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(h)          intercompany Investments by any Loan Party in any other Loan Party (excluding Intermediate Holdings) that is a Wholly Owned Subsidiary;

(i)           to the extent constituting an Investment, Investments constituting Swap Agreements permitted by Section 8.1(d);

(j)           Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business or otherwise constituting deposits permitted pursuant to Section 8.2(f), (k) or (n);

(k)         Investments in the ordinary course of business and consistent with past practice, consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) loans or advances made to distributors not to exceed in the aggregate at any time $10,000,000 so long as no Default or Event of Default exists at the time such loan or advance is made or would result from the making of such loan or advance, (iv) advances of payroll payments to employees or other advances of salaries or compensation (including advances against commissions) to employees and sales representatives not to exceed in the aggregate at any time $2,000,000 so long as no Default or Event of Default exists at the time such loan or advance is made or would result from the making of such loan or advance and (v) Investments maintained in connection with any Loan Party’s deferred compensation plan approved by such Loan Party’s board of directors or managers, as applicable;

(l)          Investments in Excluded Subsidiaries and non-Wholly Owned Subsidiaries in an aggregate amount (as of the date such Investment is made) not to exceed $10,000,000 at any time outstanding;

(m)        Investments (other than Acquisitions) to the extent that payment for such Investments is made solely from Net Cash Proceeds from the issuance or sale of Qualified Capital Stock of AdaptHealth Corp.; and

(n)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments by the Loan Parties and their Subsidiaries (other than Investments in Persons who are not Loan Parties) not exceeding in the aggregate at any time outstanding the sum of (i) $10,000,000 plus (ii) any returns (including dividends, interest, distributions and returns of principal) actually received by the Loan Parties in cash in respect of Investments made under Section 8.3(l).

Section 8.4           Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person; provided, however, that, subject to the terms of Sections 7.12 and 7.14, (a) any Loan Party other than Intermediate Holdings may merge or consolidate with any other Loan Party other than Intermediate Holdings, provided that, if such transaction involves the Borrower, the Borrower is the surviving entity, (b) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.5, and (c) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time so long as such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and substantially all of its assets and business is transferred to a Loan Party in any manner satisfactory to the Administrative Agent. Notwithstanding anything in the foregoing to the contrary, no merger or consolidation otherwise permitted under any of the foregoing provisos shall be permitted if any Loan Party would not be Solvent after giving effect to such merger or consolidation.

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Section 8.5            Dispositions. Make any Disposition other than:

(a)           sales of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries;

(b)           any sale, transfer or other disposition of Property by any Loan Party to any other Loan Party so long as no Loan Party would fail to be Solvent after giving effect to such sale, transfer or other disposition;

(c)           so long as no Default or Event of Default exists or would result therefrom, (i) sell, transfer or otherwise dispose of equipment for fair market value and (ii) sell or trade-in equipment in connection with the acquisition of replacement equipment;

(d)           the sale, transfer or other disposition of obsolete or worn out tangible Property which is no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries;

(e)           any Involuntary Disposition by any Loan Party or any Subsidiary;

(f)           any non-exclusive license of any IP Rights by any Loan Party or any Subsidiary in the ordinary course of business, provided that such license does not materially impair the value of any such IP Right as Collateral or the security interest of the Collateral Agent granted under the Loan Documents;

(g)           the sale, transfer or other disposition of accounts receivable constituting bad debts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing); and

(h)          other Dispositions by the Loan Parties and their Subsidiaries the proceeds (valued at the principal amount in the case of non-cash proceeds consisting of notes or other evidences of Indebtedness and valued at fair market value in the case of all other non-cash proceeds) of which do not exceed $10,000,000 in the aggregate in any Fiscal Year; provided that (i) no such Disposition involves (A) the sale or other disposition of a minority equity interest in the Borrower or any other Loan Party (other than Intermediate Holdings to the extent permitted hereunder) or (B) the sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.5, (ii) no less than ninety percent (90%) of the proceeds of such Disposition consist of cash or Cash Equivalents received contemporaneously with the consummation of such Disposition, (iii) the proceeds received in consideration for such Disposition shall not be less than the fair market value of the Property disposed of, (iv) the Net Cash Proceeds of any such Disposition are applied in the manner specified in Section 2.11(c)(ii) hereof and (v) both immediately before and after giving effect to any such Disposition, no Default or Event of Default exists or would result therefrom.

Notwithstanding the foregoing, nothing in this Section 8.5 shall directly or indirectly permit any Disposition that would result in a Change of Control.

Section 8.6            Restricted Payments. Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that:

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(a)           each Subsidiary may make Restricted Payments to any Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b)           each Loan Party and each Subsidiary may declare and make non-cash dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend or distribution;

(c)           the Loan Parties may make Restricted Payments to Holdings to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings held by any present or former employee or director of Holdings or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) upon such Person’s death, disability, retirement or termination of employment or under the terms of any such benefit plan or agreement; provided that (i) the aggregate amount of any such purchases or redemptions shall not exceed $2,000,000 in any Fiscal Year and (ii) no Default or Event of Default then exists or would result therefrom;

(d)           the Loan Parties may make Restricted Payments to Holdings, and Holdings may in turn distribute Tax Distributions (which may only be paid annually based on AdaptHealth Corp.’s audited financial statements or, so long as no Event of Default is then outstanding, in multiple installments, based on Borrower’s good-faith and reasonable estimate of income to be generated by Holding’s and its Subsidiaries’ business in such year) to allow AdaptHealth Corp. to meet its tax obligations on such income in a timely manner;

(e)            [reserved];

(f)            the Loan Parties may make Restricted Payments to Holdings (i) to make Preferred Note Cash Interest Payments due and owing at such time under the Preferred Note (as in effect on the Closing Date and without giving effect to any amendment, restatements, supplement or any other modification to such Preferred Note not approved in writing by the Administrative Agent) and (ii) AHYDO Catch-Up Payments, in each case so long as (A) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom and (B) after giving effect to such Restricted Payment on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.8;

(g)            the Loan Parties may make Restricted Payments to Holdings to make payments due and owing at such time under the Preferred Note (as in effect on the Closing Date and without giving effect to any amendment, restatements, supplement or any other modification to such Preferred Note not approved in writing by the Administrative Agent) in respect of (i) Preferred Note PIK Interest Payments, or (ii) the put/call options in connection with the Put/Call Agreement dated as of May 25, 2020 among AdaptHealth Corp, Holdings, BM AH Holdings, LLC, BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., in each case, so long as (A) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom and (B) after giving effect to such Restricted Payment on a Pro Forma Basis, (1) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.8 and (2) the Consolidated Total Leverage Ratio is less than 3.00:1.0; and

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(h)           the Loan Parties may make Restricted Payments not otherwise permitted by this Section 8.6 so long as (i) immediately before and after giving effect to such payment no Default or Event of Default then exists or would result therefrom, (ii) after giving effect to such Restricted Payment on a Pro Forma Basis, (A) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.8 and (B) the Consolidated Total Leverage Ratio is less than 2.00:1.0.

Section 8.7            Change in Nature of Business. Engage to any material extent in any business different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto or reasonably ancillary, complementary or a reasonable extension, development or expansion of such business.

Section 8.8             Financial Covenants. The Loan Parties shall not:

(a)            Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any Fiscal Quarter set forth below shall not be greater than the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
September 30, 2020 through and including March 31, 2021	3.75:1.0
June 30, 2021 through and including March 31, 2022	3.50:1.0
June 30, 2022 and thereafter:	3.25:1.0

; provided that, in connection with any Permitted Acquisition for which the Total Consideration equals or exceeds $100,000,000 (a “Material Acquisition”), the maximum Consolidated Total Leverage Ratio as of the end of each of the four consecutive Fiscal Quarters, beginning with the Fiscal Quarter in which such Material Acquisition occurs, shall be automatically increased by 0.50:1.0 above the otherwise permitted ratio for the first through fourth Fiscal Quarters occurring thereafter (such first through fourth Fiscal Quarters being the “Adjustment Period”); provided further that, notwithstanding anything to the contrary in the foregoing, (i) the increase in the maximum Consolidated Total Leverage Ratio during any Adjustment Period shall not apply to any calculation of the Consolidated Total Leverage Ratio on a Pro Forma Basis except for purposes of the determinations required by the definition of “Permitted Acquisition” and (ii) in no event shall the maximum Consolidated Total Leverage Ratio during any Adjustment Period exceed 4.00:1.0. Following the expiration (or termination, as provided below) of any Adjustment Period, (i) the maximum permitted Consolidated Total Leverage Ratio shall revert back to the otherwise maximum permitted ratio for the applicable Fiscal Quarter as set forth in this Section 8.8(a) (after the decrease in such maximum Consolidated Total Leverage Ratio following the expiration, or termination, of such Adjustment Period) and (ii) the maximum Consolidated Total Leverage Ratio cannot be subsequently increased again as provided in the first proviso above (and a subsequent Adjustment Period cannot commence) until the Borrower has delivered a Compliance Certificate evidencing that it was in compliance with the maximum Consolidated Total Leverage Ratio as set forth in this Section 8.8(a) (after the decrease in such maximum Consolidated Total Leverage Ratio following the expiration, or termination, of such Adjustment Period) for at least two (2) consecutive Fiscal Quarters. The Borrower may terminate any Adjustment Period early, at any time, at its election in its sole discretion.

(b)           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.25:1.0.

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Section 8.9            Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with (a) any Excluded Subsidiary or (b) any officer, director or Affiliate of such Person other than (i) transactions between the Loan Parties, (ii) intercompany transactions expressly permitted by Sections 8.1, 8.3, 8.4, 8.5 or 8.6, (iii) customary and reasonable compensation and reimbursement of expenses of officers and directors, and (iv) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Excluded Subsidiary, officer, director or Affiliate.

Section 8.10           Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (A) this Agreement and the other Loan Documents, (B) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5 pending the consummation of such sale, and (E) customary restrictions on assignment contained in leases, licenses and other contracts entered into in the ordinary course of business with third parties and not for the purpose of circumventing any provision of this Agreement.

Section 8.11          Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose; provided, however that no proceeds of any Credit Extension shall be received in any manner by any Excluded Subsidiary, including by way of any Investment or distribution of any Loan Party other than as expressly permitted herein.

Section 8.12          Payment of Certain Indebtedness and Amendments to Certain Agreements.

(a)           Pay any Earn-Out Obligations, in each case, prior to the due date for such obligations or when a Default or an Event of Default is continuing.

(b)           Pay any obligation in violation of any Subordination Agreement applicable to such obligation.

(c)           Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund or exchange of any Senior Unsecured Indebtedness.

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(d)           Amend or modify, or waive any rights under any Material Contract if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Agents or the Lenders.

(e)           Amend or modify any Senior Unsecured Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders (unless, such Senior Unsecured Indebtedness, as so amended or modified, would at such time be permitted to be incurred pursuant to Section 8.1).

Section 8.13          Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)           Amend, modify or change its Organization Documents in a manner which is materially adverse to the interests of the Agents or the Lenders.

(b)           Change its Fiscal Year.

(c)           Change its name, its state of formation or form of organization without providing thirty (30) days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent; provided that nothing herein shall permit any Loan Party to change its state of formation in a state or jurisdiction outside the United States.

(d)           Make any significant change in accounting treatment or reporting practices, except as required by GAAP.

Section 8.14          Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of a Loan Party) to own any Capital Stock of any Subsidiary other than owned by any holders (other than Loan Parties) of Capital Stock of any non-Wholly Owned Subsidiary permitted under clauses (d), (f), and/or (m) of Section 8.3, (ii) permit any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary other than pursuant to the Loan Documents or pursuant to the documents governing any Incremental Equivalent Debt.

Section 8.15           Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

Section 8.16           Limitations on Holdings. Permit AdaptHealth Corp., Intermediate Holdings or Holdings, directly or indirectly, to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) Holdings’ obligations under the Preferred Note and (ii) Intermediate Holdings’ Obligations hereunder, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by Holdings or Intermediate Holdings other than, with respect to Intermediate Holdings only, the Liens created under the Loan Documents to which it is a party, (c) engage in any business or activity or own any assets (including, without limitation, cash and Cash Equivalents) other than (i) holding one hundred percent (100%) of the Capital Stock of Holdings, Intermediate Holdings and the Borrower, as applicable and (ii) performing its obligations and activities incidental thereto and (iii) with respect to Intermediate Holdings, performing its obligations under the Loan Documents, (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

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Section 8.17          Permits.

(a)           (i) Suffer or permit to occur (A) any transfer of a Required Permit or rights thereunder to any Person (other than a Loan Party or any Agent) other than with respect to a Voluntary Termination; or (B) any rescission, withdrawal, revocation, termination, amendment or modification of or other alteration to the nature, tenor or scope of any Required Permit except for any such amendment, modification or other alteration which does not have a Material Adverse Effect and does not materially adversely affect the Collateral Agent’s rights and remedies with respect to the Collateral; or (ii) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Required Permits in any material respect, other than with respect to a Voluntary Termination.

(b)          Terminate, surrender, modify, limit, withdraw or rescind any Participation Agreement or participation in any other Third Party Payor Program.

Section 8.18          Covenants Relating to Excluded Subsidiaries. Notwithstanding anything in this Agreement to the contrary:

(a)           no Loan Party shall (i) provide any guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of an Excluded Subsidiary or Excluded Foreign Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such Excluded Subsidiary or Excluded Foreign Subsidiary, (ii) have any direct or indirect obligation to maintain or preserve the financial condition of such Excluded Subsidiary or Excluded Foreign Subsidiary or to cause any such Excluded Subsidiary or Excluded Foreign Subsidiary to achieve any specified level of operating results, or (iii) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any Excluded Subsidiary or Excluded Foreign Subsidiary; and

(b)            no Loan Party shall permit an Excluded Subsidiary to (i) own any Capital Stock issued by a Loan Party, (ii) hold any Indebtedness of any Loan Party, or (iii) hold any Lien on property of any Loan Party.

Section 9.                  EVENTS OF DEFAULT; Remedies; Application of Funds.

Section 9.1             Events of Default. One or more of the following conditions or events shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan or any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit, or (ii) within one (1) Business Day after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) Business Day after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

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(b)          Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.1, 7.2, 7.3, 7.5 (with respect to each Loan Party’s existence), 7.7, 7.10, 7.11, 7.12, 7.14 or Section 8; or

(c)           Other Defaults. (i) An event of default has occurred under any other Loan Document, or (ii) any Loan Party fails to perform, observe or comply with any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Loan Document and such failure continues for thirty (30) days after the earlier of (x) an Authorized Officer of any Loan Party becoming aware of such failure or (y) notice thereof to any Loan Party by the Administrative Agent or any Lender; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (except to the extent already qualified by knowledge, materiality or Material Adverse Effect, in which case it shall be true and correct in all respects and shall not be incorrect or misleading in any respect); or

(e)          Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of one or more items of Indebtedness (other than Indebtedness hereunder or under any Swap Agreement) having an aggregate principal amount (including undrawn committed or available amounts) of more than $5,000,000; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which any Loan Party or any Subsidiary is an Affected Party (as so defined); or

(f)           Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any Proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and such Person fails to challenge such Proceeding or such Proceeding is challenged but continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

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(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable to or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Loan Party or any Loan Party otherwise becomes insolvent; or

(h)          Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money (including a disgorgement order issued by a Governmental Authority) in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed its obligation to cover), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)           Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Collateral Agent, for the benefit of the Lenders, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document; or any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control. There occurs any Change of Control; or

(l)            Healthcare Proceedings. The institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category that is material to any Loan Parties’ business, taken as a whole, from the market or to enjoin any such Person or any representative of any such Person from manufacturing, marketing, selling or distributing any Product or Product category that is material to such Persons’ business, taken as a whole where such proceeding could reasonably be expected to have a Material Adverse Effect; or

(m)          Required Permits. The institution of any action or proceeding by the FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by any Loan Party or any representative of such Person if the same could reasonably be expected to result in a Material Adverse Effect or a material adverse change in, or a material adverse effect upon, the prospects of the Loan Parties taken as a whole; or

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(n)          Enforcement Actions. The commencement of any enforcement action against any Loan Party by the FDA or any other Governmental Authority if such enforcement action could reasonably be expected to result in a Material Adverse Effect; or

(o)           Product Recall. The Recall of any Product from the market, the voluntary withdrawal of any Product from the market, or actions to discontinue the sale of any Product, if the same could reasonably be expected to result in a Material Adverse Effect; or

(p)          Change in Law. A Change in Law, including a change in FDA policies or procedures or state government agency policies or procedures, occurs which could reasonably be expected to have a Material Adverse Effect; or

(q)           Inventory Supplier Agreements. The termination of any agreements with manufacturers that supply any Product or any components of any Product or any changes to any agreements with manufacturers that supply any Product or any components of any Product that could reasonably be expected to have a Material Adverse Effect.

Section 9.2            Remedies. (1) Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Loan Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3           Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel payable in accordance with Section 11.2(a) and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between any Loan Party or any of its Subsidiaries and any Qualifying Swap Provider, to the extent such Swap Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party or any of its Subsidiaries and any Qualifying Treasury Management Bank, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Provider or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Provider or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 10 for itself and its Affiliates as if a “Lender” party hereto.

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Section 10.              AGENCY

Section 10.1          Appointment and Authority.

(a)           Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Loan Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Loan Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3           Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

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(i)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

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Section 10.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6          Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless a Default or Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower (unless a Default or Event of Default exists), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days, or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7         Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8         No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 10.9         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10        Collateral Matters.

(a)          The Lenders (including the Issuing Bank and the Swing Line Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i)                 to release any Lien on any property granted to or held under any Loan Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations and obligations under any Secured Swap Agreement or Secured Treasury Management Agreement) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii)               to subordinate any Lien on any property granted to or held under any Loan Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(m) as in effect on the Closing Date; and

(iii)             to release any Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section 10.10.

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(b)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)          Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Loan Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d)          No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Provider or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower or any other Loan Party under the Loan Documents except as expressly provided herein or in the other Loan Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Provider and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Provider and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 10.11       Intercreditor Agreements; Subordination Agreements. Each Lender (including each Person that becomes a Lender after the Closing Date) authorizes the Administrative Agent to execute, deliver and perform its obligations under each Acceptable Intercreditor Agreement and each Subordination Agreement and agrees to be bound by the terms of each Acceptable Intercreditor Agreement, each Subordination Agreement or each other subordination agreement contemplated or requested hereunder and entered into by the Administrative Agent.

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Section 11.              MISCELLANEOUS

Section 11.1          Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to the Administrative Agent, the Borrower or any other Loan Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii)               if to any Lender, the Issuing Bank or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient

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(c)          Change of Address, Etc. Any party hereto may change its address, telecopier number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)                 Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)               The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable out-of-pocket fees, charges and disbursements of one primary outside counsel for the Administrative Agent and its Affiliates taken as a whole (and, if necessary, of one special or one local counsel in any relevant jurisdiction for such Persons, taken as a whole)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)             Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of one counsel for such Indemnitee (and one special counsel or one local counsel in any relevant jurisdiction and, in the case of an actual or potential conflict of interest, one additional counsel of each such affected Person subject to such conflict)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)             Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d)             Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)             Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices, if any).

(f)              Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, the Issuing Bank, the Swing Line Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3            Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.3, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 11.4            Amendments and Waivers.

(a)           Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, and (v) the Required Lenders shall determine whether or not to allow any Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b)           Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, but subject to Section 3.1(h), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                 increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2);

(ii)               waive, reduce or postpone any scheduled repayment (but not prepayment), alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable, or amend, modify or waive any provision of Section 2.14, Section 11.5(g) or any other provision of this Agreement to allow the Loan Parties to repay or purchase Loans or terminate Commitments, in each case, on a non-pro rata basis other than as expressly set forth herein on the Closing Date;

(iii)             extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv)              reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v)                extend the time for payment of any such interest or fees;

(vi)              reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)            amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)          change the percentage of the Commitments or the aggregate outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders”;

(ix)              release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Loan Documents; or

(x)                consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document (except pursuant to a transaction permitted hereunder).

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower or any other Loan Party therefrom, shall:

(i)                 increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)               amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(iii)             amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv)              amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

Notwithstanding any of the foregoing to the contrary, (v) the consent of the Borrower and the other Loan Parties shall not be required for any amendment, modification or waiver of the provisions of Section 10 (other than the provisions of Sections 10.6 or 10.10) so long as such amendment is not adverse to the interests of the Borrower and the other Loan Parties; (w) the Loan Parties, the Administrative Agent and/or the Collateral Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the holders of the Obligations, or as required by local law to give effect to, or protect any security interest for the benefit of the holders of the Obligations, in any property or so that the security interests therein comply with applicable law; (x) the Administrative Agent, the Collateral Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative or technical errors or omissions or any ambiguity, mistake, defect, inconsistency, obvious error or to make any necessary or desirable administrative or technical change, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any other holder of the Obligations in any material respect; (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; and (z) the Administrative Agent and the Borrower may enter into amendments contemplated by Section 3.1(h).

(d)            Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon the Administrative Agent, each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

Section 11.5           Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that aggregate to at least the amounts specified in subsection (b)(i)(B) of this Section in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or $1,000,000, in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitment and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loans, on the other the hand.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) commitments under revolving credit facilities and unfunded commitments under term loan facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)              the consent of the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D)              the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv)          Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.1 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.5 shall not apply to any such pledge or assignment of a security agreement; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Disqualified Institutions.

(i)                 No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.5, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)               If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.5), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (x) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5(b), (y) such assignment does not conflict with Applicable Laws and (z) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)             Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv)              The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(g)          Borrower Buybacks. Notwithstanding anything in this Agreement to the contrary, any Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower in accordance with the procedures set forth on Exhibit 11.5(g), pursuant to an offer made available to all Lenders on a pro rata basis (a “Dutch Auction”), subject to the following limitations:

(i)                 the Borrower shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither the Borrower, its Affiliates nor any of their respective directors or officers has any material non-public information that has not been disclosed to the Lenders generally (other than to the extent any such Lender does not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) prior to such date or that the Borrower cannot make such representation and warranty;

(ii)               immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Lender to the Borrower (or any of them), such Term Loans and any related Commitments and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment

(iii)             the Borrower shall not use the proceeds of any Credit Extension for any such assignment; and

(iv)              no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

Section 11.6          Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7         Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8          No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9          Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swing Line Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10       Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11       Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.10(c), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12       Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13       Applicable Laws.

(a)          Governing Law. This Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15        Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or prospective assignee in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

The Loan Parties consent to the use of information related to the arrangement of the Loans by each of the Lenders and their Affiliates in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, without limitation, the placement of “tombstone” advertisements in publications of its choice at its own expense; provided, however, that to the extent that such marketing, press releases or other transactional announcements include material information about the Loan Parties, their Subsidiaries and/or their businesses other than the names and logos of the Loan Parties and their Subsidiaries and the amount, type and closing date of the Loans established hereby, each such Lender or Affiliate of a Lender shall obtain prior written consent of the Borrower (which approval shall not be unreasonably withheld).

Section 11.16        Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Loan Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Loan Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18        No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates or any other Person and (ii) neither the Administrative Agent, nor any Arranger or Lender nor any of their respective Affiliates has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, nor any Arranger or Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases, any claims that it may have against the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19        Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20        USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each of the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Loan Parties, which information includes the name and address of each of the Loan Parties and other information that will allow such Lender to identify each of the Loan Parties in accordance with the Patriot Act.

Section 11.21        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.22        Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.23       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Covered Entity” means any of (i) a “covered entity” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)); (ii) a “covered bank” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b)); or (iii) a “covered FSI” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b)).

“Default Right” means as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” means a “qualified financial contract” (as defined in, and interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D)).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	ADAPTHEALTH LLC,
a Delaware limited liability company

	By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer

GUARANTORS:	ACTIVSTYLE, LLC, a Minnesota limited liability company
ADAPTHEALTH INTERMEDIATE HOLDCO LLC,
a Delaware limited liability company
ADAPTHEALTH - MISSOURI LLC, a Missouri limited liability company
ADAPTHEALTH NEW ENGLAND LLC, a Delaware limited liability company
ADAPTHEALTH PATIENT CARE SOLUTIONS LLC, a Pennsylvania limited liability company
ADVOCATE MEDICAL SERVICES, LLC a Florida limited liability company
AIRCARE HOME RESPIRATORY, LLC, a California limited liability company
ALL AMERICAN HOME AID, LLC, a Massachusetts limited liability company
AMERICAN ANCILLARIES, INC., a Nevada corporation
AMERICOAST MARYLAND LLC, a Delaware limited liability company
ASSOCIATED HEALTHCARE SYSTEMS, INC., a New York corporation
BENNETT MEDICAL SERVICES LLC, a Nevada limited liability company
BRADEN PARTNERS, L.P., a California limited liability partnership
CHAMPLAIN VALLEY BRACE AND LIMB, L.L.C., a New York limited liability company
CHOICE MEDICAL HEALTH CARE, LLC, a Illinois limited liability company
CLEARVIEW MEDICAL INCORPORATED, a Texas corporation
CPAP SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer

GUARANTORS (CONTINUED):	CPAP2ME, INC., a Delaware corporation
FAMILY HOME MEDICAL SUPPLY LLC, a Pennsylvania limited liability company
FIRST CHOICE DME LLC, a Delaware limited liability company
FIRST CHOICE HOME MEDICAL EQUIPMENT, LLC, a Delaware limited liability company
FLORIDA HOME MEDICAL SUPPLY, LLC, a Florida limited liability company
GOULD’S DISCOUNT MEDICAL, LLC, a Kentucky limited liability company
HALPRIN, INCORPORATED, a New York corporation
HEALTH SOLUTIONS LLC, a Pennsylvania limited liability company
HEALTHLINE MEDICAL EQUIPMENT, LLC, a Texas limited liability company
HOME MEDICAL EXPRESS, INC., a New York corporation
HOME MEDISERVICE, LLC, a Maryland limited liability company
HOME WELLNESS, LLC, a New Jersey limited liability company
HOMETOWN HOME HEALTH, LLC, a Delaware limited liability company
HUEY’S HOME MEDICAL, LLC, a Delaware limited liability company
J.M.R. MEDICAL, LLC, a Delaware limited liability company
LMI DME HOLDINGS LLC, a Delaware limited liability company
M.A.R.Y. MEDICAL, LLC, a California limited liability company

	By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer

Guarantors (Continued):	MED STAR SURGICAL & BREATHING EQUIPMENT INC., a new york corporation
MED WAY MEDICAL, INC., a Utah corporation
MED-EQUIP, INC., a Pennsylvania corporation
MEDBRIDGE HOME MEDICAL LLC, a Delaware limited liability company
MEDIDEX, INC., a Missouri corporation
MEDSTAR HOLDINGS LLC, a Delaware limited liability company
NRE HOLDING LLC, a Delaware limited liability company
OCEAN HOME HEALTH OF PA LLC, a Pennsylvania limited liability company
OCEAN HOME HEALTH SUPPLY LLC, a New Jersey limited liability company
OGLES OXYGEN, LLC, a South Carolina limited liability company
ORBIT MEDICAL OF PORTLAND, INC., a Utah corporation
PAL-MED, LLC, a Delaware limited liability company
PALMETTO OXYGEN, LLC, a South Carolina limited liability company
PPS HME HOLDINGS LLC, a Delaware limited liability company
PPS HME LLC, a Delaware limited liability company
RELY MEDICAL SUPPLY, LLC, a Colorado limited liability company
ROBERTS HOME MEDICAL, LLC, a Maryland limited liability company
ROYAL DME LLC, a Delaware limited liability company
ROYAL MEDICAL SUPPLY INC., a New Jersey corporation

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

GUARANTORS (CONTINUED):	SENIOR CARE SERVICE, LLC, a Colorado limited liability company
SLEEPEASY THERAPEUTICS, INC., a North Dakota corporation
SLEEP THERAPY, LLC, a Minnesota limited liability company
SOLARA HOLDINGS, LLC, a Delaware limited liability company
SOLARA INTERMEDIATE, LLC, a Delaware limited liability company
SOLARA MEDICAL SUPPLIES, LLC, a California limited liability company
SOUND OXYGEN SERVICE LLC, a Washington limited liability company
TOTAL RESPIRATORY, LLC, a Delaware limited liability company
TRICOUNTY MEDICAL EQUIPMENT AND SUPPLY, LLC, a Pennsylvania limited liability company
VERUS HEALTHCARE LLC, a Delaware limited liability company
VERUS HEALTHCARE, INC., a Delaware corporation

	By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK

	By:	/s/ Ned Spitzer
	Name:	Ned Spitzer
	Title:	Managing Director

LENDERS:	REGIONS BANK,
as a Lender

	By:	/s/ Ned Spitzer
	Name:	Ned Spitzer
	Title:	Managing Director

CITIZENS BANK, N.A.,
as a Lender

	By:	/s/ James Harbeson
	Name:	James Harbeson
	Title:	Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ John McChesney
	Name:	John McChesney
	Title:	VP, Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

	By:	/s/ Kristina Harbison
	Name:	Kristina Harbison
	Title:	Authorized Signer

KEYBANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Scott Klingbeil
	Name:	John McChesney
	Title:	AVP, Portfolio Manager

TRUIST BANK,
as a Lender

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Managing Director

CIT BANK, N.A.,
as a Lender

By:	/s/ Andres Alev
Name:	Andres Alev
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH
as a Lender

By:	/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Vice President

HANCOCK WHITNEY BANK,
as a Lender

By:	/s/ Megan Brearey
Name:	Megan Brearey
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Roger Yee
Name:	Roger Yee
Title:	Senior Vice President

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Steven Bachman
Name:	Steven T. Bachman
Title:	Authorized Signatory

PEOPLE’S UNITED BANK, N.A.,
as a Lender

By:	/s/ Joseph Sacks
Name:	Joseph Sacks
Title:	Senior Vice President

BANCALLIANCE INC,
as a Lender

By:	Alliance Partners LLC, its Attorney-in Fact

By:	/s/ John Gray
Name:	John Gray
Title:	Executive Vice President

BANKUNITED, N.A.,
as a Lender

By:	/s/ Craig Kincade
Name:	Craig Kincade
Title:	Senior Vice President

FIRST MIDWEST BANK,
as a Lender

By:	/s/ James A. Goody
Name:	James A.. Goody
Title:	Senior Vice President

WEBSTER BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Theresa Baker
Name:	Theresa Baker
Title:	Director